UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SHOALS TECHNOLOGIES GROUP, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Shareholders,
We are pleased to invite you to attend the Annual Meeting of Shareholders of Shoals Technologies Group, Inc. (“Shoals” or the “Company”) to be held on Thursday, May 2, 2024, at 10:00 a.m. Eastern Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/SHLS2024. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your notice of internet availability of proxy materials, proxy card or the voting instruction form received from your bank or broker. Once you have logged in to the virtual meeting, you will be able to submit questions and vote your shares electronically during the Annual Meeting.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.	to elect three nominees identified in the accompanying proxy statement to serve as Class III directors until the 2027 Annual Meeting and until their successors are duly elected and qualified;
2.	to approve, by an advisory vote, the compensation of the Company’s Named Executive Officers (i.e., “say-on-pay” proposal);
3.	to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and phase-in annual director elections;
4.
to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law;

5.	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
6.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote.
You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the notice of internet availability of proxy materials, proxy card or voting instruction form received from your bank or broker. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,

BRAD FORTH
Chairman of the Board of Directors

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
The 2024 annual meeting of shareholders of Shoals Technologies Group, Inc. (the “Company”) will be held via the internet at www.virtualshareholdermeeting.com/SHLS2024 on Thursday, May 2, 2024, at 10:00 a.m. Eastern Time for the following purposes:
1.	to elect three nominees identified in the accompanying proxy statement to serve as Class III directors until the 2027 Annual Meeting and until their successors are duly elected and qualified;
2.	to approve, by an advisory vote, the compensation of the Company’s Named Executive Officers (i.e., “say-on-pay” proposal);
3.	to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and phase-in annual director elections;
4.
to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law;

5.	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
6.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors has set the record date as March 11, 2024. Only shareholders that owned shares of the Company’s Class A common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 2, 2024, at 1400 Shoals Way, Portland, Tennessee 37148 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/SHLS2024.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2024

The notice of annual meeting, the proxy statement and our 2023 annual report are available on our website at https://investor.shoals.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.
The notice of internet availability of proxy materials is first being delivered to the Company’s shareholders of record on or about March 22, 2024.
By Order of the Board of Directors,

MEHGAN PEETZ
Chief Legal Officer and Corporate Secretary
The content of our website is not incorporated by reference into this proxy statement or in any other report or document we file with the Securities and Exchange Commission (the “SEC”), and any references to our website are intended to be inactive textual references only.

Page
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	6
PROPOSAL 1 – ELECTION OF DIRECTORS	9
EXECUTIVE OFFICERS	18
EXECUTIVE COMPENSATION	20
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
PROPOSAL 2 – SAY-ON-PAY	55
PROPOSAL 3 – AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PHASE-IN ANNUAL DIRECTOR ELECTIONS	56
PROPOSAL 4 – AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW	57
PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
AUDIT COMMITTEE REPORT	59
OTHER MATTERS	60
WHERE TO FIND ADDITIONAL INFORMATION	61
COST OF PROXY SOLICITATION	62
APPENDIX A – NON-GAAP FINANCIAL MEASURES	A-1
APPENDIX B – PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (DECLASSIFICATION AMENDMENT)	B-1
APPENDIX C – PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (EXCULPATION AMENDMENT)	C-1

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	Why did I receive these materials?
The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote at our 2024 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our Class A common stock as of the record date, March 11, 2024 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of internet availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:	Who will be entitled to vote?
Shareholders who own shares of our Class A common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had approximately 170,418,084 shares of Class A common stock outstanding. Holders of shares of Class A common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Our common stock is divided in two classes: Class A common stock and Class B common stock. Even though holders of Class B common stock would be entitled to one vote per share and to vote together with holders of Class A common stock as a single class on all matters presented at the Annual Meeting, as of the Record Date, there were no shares of Class B common stock outstanding.
Q:	What will I be voting on?
You will be voting on:
1.	the election of Brad Forth, Brandon Moss and Robert Julian as Class III directors to serve on the Board until the 2027 Annual Meeting and until their successors are duly elected and qualified;
2.	the approval, by an advisory vote, of the compensation of the Company’s Named Executive Officers (i.e., “say-on-pay” proposal);
3.	the approval of an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board and phase-in annual director elections;
4.	the approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law;

5.	the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
6.	any other business as may properly come before the meeting or any adjournment of the meeting.
Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of Brad Forth, Brandon Moss and Robert Julian as Class III directors;
2.	FOR the approval, by an advisory vote, of the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement (i.e., “say-on-pay” proposal);
3.	FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to declassify our Board and phase-in annual director elections;
4.
FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law; and

5.	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2024.
Q:	How do I cast my vote?
Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.
Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/SHLS2024. You will need to log in by entering your unique 16-digit control number included on your notice of internet availability of proxy materials, proxy card or voting instruction form. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2024. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible. If you submit a proxy but do not indicate any voting instructions, the persons named as proxies in the proxy card will vote in accordance with the Board’s recommendation. The Board’s recommendation with respect to each proposal that you are being asked to vote on is set forth above, as well as within the description of each proposal in this proxy statement.
Q:	Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. In addition, instead of receiving future copies of our notice of internet availability and other proxy materials by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our notice of internet availability and other proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:
1.	by revoking it via written notice to our Chief Legal Officer and Corporate Secretary;
2.	via the Internet at www.proxyvote.com;
3.	by phone by calling 1-800-690-6903;
4.	by signing and returning a new proxy card; or
5.	by voting at the virtual Annual Meeting.
Q:	How can I attend and participate in the virtual Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/SHLS2024 and entering your 16-digit control number. This number is included in your notice of internet availability of proxy materials, proxy card or voting information form.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may submit questions at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/SHLS2024 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
Q:	Why is the Annual Meeting virtual only?
We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. Hosting a virtual meeting makes it easy for our shareholders to participate from any location in the world.
Q:	What if I run into technical issues while trying to access the Annual Meeting?
The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the Annual Meeting.
If you encounter technical difficulties with the Annual Meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 9:45 a.m. Eastern Time and until the end of the meeting.
Q:	How do I inspect the list of shareholders?
To examine the list of shareholders entitled to vote at the Annual Meeting at our principal executive offices, you must be a shareholder as of the Record Date and will be required to provide a copy of your notice of internet availability, proxy card or voting instruction form bearing your unique 16-digit control number and a copy of a valid picture identification, such as a driver’s license or passport, that matches the name on the notice of internet availability, proxy card or voting instruction form. You will also be able to examine the list on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/SHLS2024.
Q:	How many shares must be present to transact business at the Annual Meeting?
A quorum of our shareholders must be present at the Annual Meeting for any business to be conducted. Under our Bylaws, the holders of a majority in voting power of our outstanding capital stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy, constitutes a quorum. If you authorize a proxy to vote electronically or telephonically, or you sign and return a paper proxy or voting instruction form, your shares will be counted to determine whether a quorum has been established even if you “withhold” your vote or fail to vote on a particular item of business. Abstentions and “broker non-votes” will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.
If a quorum is not present or represented by proxy at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.
Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Votes that are “WITHHELD” with respect to one or more director nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees. Broker non-votes will not impact the election of the nominees.
PROPOSAL 2 - NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 2. Abstentions will be counted as present and entitled to vote on Proposal 2 and will therefore have the effect of a negative vote. Broker non-votes will not be entitled to vote on Proposal 2 and will therefore have no effect on Proposal 2. Although the results of Proposal 2 will not be binding on the Board, the Board will consider the results of the shareholder vote when making future decisions regarding executive compensation.
PROPOSAL 3 – APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PHASE-IN ANNUAL DIRECTOR ELECTIONS
The affirmative vote of holders of at least 66 2∕3% in voting power of all outstanding shares of common stock entitled to vote thereon is required to approve Proposal 3. Abstentions and broker non-votes will have the effect of a negative vote.
PROPOSAL 4 - APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW
The affirmative vote of holders of at least 66 2∕3% in voting power of all outstanding shares of common stock entitled to vote thereon is required to approve Proposal 4. Abstentions and broker non-votes will have the effect of a negative vote.
PROPOSAL 5 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 5. Abstentions will be counted as present and entitled to vote on Proposal 5 and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2024.
Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q:	What is the deadline for submitting a shareholder proposal or director nomination for the 2025 Annual Meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2025, must be received by the Company’s Chief Legal Officer and Corporate Secretary at our principal executive offices at 1400 Shoals Way, Portland, Tennessee 37148 no later than November 22, 2024. Shareholders wishing to make a director nomination or bring a proposal before the 2025 annual meeting (other than pursuant to SEC Rule 14a-8), but not include it in the Company’s proxy materials, must comply with the advance notice provisions in the Company’s Bylaws, which require, among other things, that shareholders provide written notice of such proposal to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices no later than the close of business on January 31, 2025 and no earlier than the close of business on January 2, 2025, assuming the Company does not change the date of the 2025 annual meeting of shareholders by more than 30 days before or 70 days after the anniversary of the 2024 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices.
In addition to satisfying the requirements of our Bylaws, to comply with the requirements set forth in Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Chief Legal Officer and Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices no later than March 3, 2025.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is currently composed of eight directors. Our Board has determined that all directors, except for our Chief Executive Officer, Brandon Moss, meet the Nasdaq requirements to be independent directors.
Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate of Incorporation also currently provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of March 5, 2024, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Ty Daul	I	56	Director	2021	2025
Toni Volpe	I	51	Director	2021	2025
Peter Wilver	I	64	Director	2021	2025
Jeannette Mills	II	57	Director	2022	2026
Lori Sundberg	II	60	Director	2021	2026
Brad Forth	III	59	Chair of the Board	2021	2024	2027
Robert Julian	III	61	Director	2022	2024	2027
Brandon Moss	III	45	CEO and Director	2024	2024	2027
Directors Experience and Core Competencies
The Board believes that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, our Board seeks to, as a whole, be competent in key corporate disciplines, including risk management, crisis management, leadership, regulatory issues, reputational issues, accounting and financial acumen, business judgment, governance, social responsibility, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in the solar and energy industries. The Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Corporate Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills, personal characteristics and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Currently, of the eight directors on our Board, two self-identify as female and one self-identifies as an underrepresented minority. The Nominating and Corporate Governance Committee also considers a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

Board Skills and Diversity Matrix (As of March 5, 2024)
Our Board believes the current directors embody a diverse range of viewpoints, backgrounds and skills, including with respect to gender and underrepresented minority diversity. The following matrix provides information about each of our directors, including certain types of knowledge, skills, experiences, and attributes as well as diversity information. The matrix does not encompass all of the knowledge, skill, experience, or attribute of our directors and does not suggest that a director who is not listed as having any particular knowledge, skill, experience, or attribute is unable to contribute to the decision-making process in such area. No individual knowledge, skill, experience, or attribute is solely dispositive of becoming a member of our Board. With respect to self-identified gender identity and demographic background, each of the categories listed in the table has the meaning ascribed to them in Nasdaq Rule 5605(f). Diversity characteristics not applicable to our Board have been excluded from this table. To see our Board diversity matrix as of March 16, 2023, see our proxy statement filed with the SEC on March 22, 2023.

Knowledge, Skills and Experience	Forth	Moss	Daul	Julian	Mills	Sundberg	Volpe	Wilver
Financial Expertise	X	X	X	X	X	X	X	X
Corporate Governance	X		X	X	X	X	X	X
Compensation	X	X	X	X	X	X	X	X
Chief Executive Officer	X	X	X	X			X
Cybersecurity and Information Technology	X		X	X			X
Research and Product Development	X	X			X
Energy and Adjacent Markets	X	X	X		X	X	X
International	X	X	X	X	X	X	X	X
Human Capital Management	X	X	X	X	X	X	X	X
Mergers and Acquisitions	X	X	X	X	X	X	X	X
Gender Identity
Female					X	X
Male	X	X	X	X			X	X
Demographic Background
African American or Black					X
White	X	X	X	X		X	X	X
Director Nominations
The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and regulatory and social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.

Subject to any earlier resignation or removal in accordance with the terms of our current Certificate of Incorporation and our Bylaws, our Class III directors will serve until this Annual Meeting, our Class I directors will serve until the annual meeting of shareholders to be held in 2025, and our Class II directors will serve until the annual meeting of shareholders to be held in 2026. Our Certificate of Incorporation currently provides that our directors may be removed only for cause upon the affirmative vote of at least 66 2∕3% of the voting power of our outstanding shares of stock entitled to vote thereon. At the Annual Meeting, we are asking that shareholders approve an amendment to our Certificate of Incorporation to declassify our Board and phase-in the annual election of directors beginning at the 2025 annual meeting of shareholders, such that from and after the 2027 annual meeting of shareholders, all directors will be up for election at each annual meeting and will serve for a term of one year and until such directors’ successors are duly elected and qualified or until such directors’ earlier death, resignation or removal.
Shareholder Recommendations for Director Nominees
The Nominating and Corporate Governance Committee will consider shareholder nominations for membership on the Board. For the 2025 Annual Meeting, nominations may be submitted to 1400 Shoals Way, Portland, Tennessee 37148, Attn: Chief Legal Officer and Corporate Secretary, and such nominations will then be forwarded to the Nominating and Corporate Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on January 31, 2025 and no earlier than the close of business on January 2, 2025. Recommendations must also include certain other procedural requirements as specified in our Bylaws. In addition to satisfying the requirements of our Bylaws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Chief Legal Officer and Corporate Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Chief Legal Officer and Corporate Secretary at the Company’s principal executive offices no later than March 3, 2025.
When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee has engaged and may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Brad Forth	III	59	Chair of the Board	2021	2024	2027
Robert Julian	III	61	Director	2022	2024	2027
Brandon Moss	III	45	CEO and Director	2024	2024	2027

*	Ages as of March 5, 2024.
Each nominee was recommended for election by the Nominating and Corporate Governance Committee for consideration by the Board and our shareholders. On February 27, 2024, with the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Brandon Moss, our Chief Executive Officer, as a director based on Mr. Moss’s skills, qualifications and contributions to the Company and the Board since he began serving as Chief Executive Officer. Mr. Moss is a Class III director and is a nominee recommended for election at the Annual Meeting. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a Three-Year Term Expiring at the 2027 Annual Meeting.
Brad Forth. Chair. Mr. Forth began serving on our Board in June 2017. Mr. Forth has more than 30 years of experience in the energy industry. Mr. Forth began his career as a design engineer at Power Measurement, Inc. in 1988, where he was responsible for pioneering research in the field of digital power metering and energy management systems. Mr. Forth remained at Power Measurement in various capacities for 18 years, and was its Chief Executive Officer from 1998 to 2005 when it was acquired by Schneider Electric. In 2006, Mr. Forth joined GFI Energy Group as a Partner until 2009. Mr. Forth was a Managing Director at Oaktree Capital Management (“Oaktree”) from 2009 to 2016, and a Senior Advisor to Oaktree’s GFI Energy Group from 2016 to 2021. In June 2022, Mr. Forth joined Neos Partners as a Senior Partner. Mr. Forth was a former board member of Xantrex Technology, The Kirlin Group and OpTerra Energy Group, and a former board chair of GT Solar Incorporated, Turbine Generator Maintenance, Cannon Technologies, GoodCents and TenK Solar. Mr. Forth is currently a board member of Array Technologies (Nasdaq: ARRY), a solar tracking and solutions company, since July 2016. Mr. Forth received a Bachelor of Electrical Engineering degree from the University of Victoria in Canada.
The Board believes Mr. Forth’s deep expertise in the energy industry, plus his experience as an investor and board member of several companies in the energy industry, and his service in different executive leadership roles qualifies him to serve as a director of our Board.
Robert Julian. Mr. Julian began serving on our Board in August 2022. From October 2021 through his retirement on January 31, 2024, Mr. Julian served as Chief Financial Officer of The RealReal, Inc. (the “TheRealReal”) (Nasdaq: REAL) the world’s largest online marketplace for authenticated, consigned luxury goods, where he was responsible for developing and shaping company strategy and driving profitable growth. Following Mr. Julian’s retirement from TheRealReal, Mr. Julian agreed to serve as a consultant to TheRealReal through June 2024. Mr. Julian also served as the Co-Interim Chief Executive Officer of TheRealReal from June 2022 to February 2023. Prior to TheRealReal, Mr. Julian was Executive Vice President and Chief Financial Officer at Sportsman’s Warehouse, from April 2019 to October 2021, and Executive Vice President and Chief Financial Officer and Treasurer, at Deluxe Entertainment Services Group, from July 2017 to June 2018. Mr. Julian serves on the board of directors of Rayton Solar Inc., a producer of engineered wafers that can serve as the basis for next-generation electronics. Mr. Julian has more than 30 years of experience, having held several senior positions in different public and private companies throughout his career. He holds a BA in Finance from Michigan State University and an MBA in Finance from the University of Michigan.

The Board believes Mr. Julian’s expertise in developing and leading high performing finance, accounting and IT teams across a wide range of industries, including manufacturing, technology, consumer products, distribution, retail, and business services sectors, as well as his hands on experience in various public company boards matters, qualifies him to serve as a director of our Board.
Brandon Moss. Mr. Moss joined the Company as Chief Executive Officer in July 2023, and began serving on our Board in February 2024. Prior to joining the Company, Mr. Moss served as President, Tools, Components & Assembled Solutions Business of Southwire Company, one of North America’s largest wire and cable developers, manufacturers and suppliers, since 2014. Prior to that, Mr. Moss served as Vice President, Retail Sales of Southwire Company from 2009 to 2013, and Director of Sales of Southwire Company from 2007 to 2009. Prior to Southwire Company, Mr. Moss served as Account Manager of Lutron Electronics, a designer and manufacturer of lighting control systems for both residential and commercial applications, from 2002 to 2007. Prior to Lutron Electronics, Mr. Moss served as a Territory Manager of Black & Decker, a global provider of hand tools, power tools, outdoor products and related accessories, from 2000 to 2002. Mr. Moss is currently on the Board of Directors of the Solar Energy Industries Association. Mr. Moss earned a Master of Business Administration from Wake Forest University and a Bachelor’s degree in Marketing from Miami University.
The Board believes Mr. Moss’s extensive senior leadership experience, more than twenty years of experience in the electrical industry, M&A and business integration experience, understanding of global supply chains and efficient manufacturing processes and comprehensive knowledge of our business and perspective of our day-to-day operations qualifies him to serve as a director of our Board.
Continuing Directors
Class I Directors (terms expiring in 2025)
Ty Daul. Mr. Daul began serving on our Board in March 2021. Since May 2020, Mr. Daul has been Chief Executive Officer and a member of the Board of Directors of Primergy Solar, a developer, owner and operator of both distributed and utility scale solar PV and energy storage projects across North America. Prior to Primergy, from March 2017 to May 2020, Mr. Daul served as Vice President of Canadian Solar’s energy project development business throughout North and South America, and was President of Recurrent Energy Group, a wholly owned subsidiary of Canadian Solar that functions as the company’s U.S. project development arm. Prior to Canadian Solar, Mr. Daul served as Senior Vice President, Americas Power Plants of SunPower Corporation from May 2015 to March 2017. In addition, Mr. Daul served on the Board of 8point3 Energy Partners LP, the publicly traded yieldco formed by SunPower Corporation and First Solar, Inc., from June 2015 to March 2017. Prior to joining SunPower, he co-founded Element Power in 2009 and oversaw the company’s wind and solar businesses in the Americas for five years. Mr. Daul has more than three decades of experience in the power generation industry, Mr. Daul has been integrally involved in more than 11 GW of operating wind, solar and battery energy storage projects representing well over $13 billion of total investment. Mr. Daul’s energy industry experience also includes seven years at Iberdrola Renewables, Inc. (f/k/a PPM Energy Inc.), Entergy Corp. and Newport Generation Ventures, LLC. He is currently on the Board of Directors of the Solar Energy Industries Association, as well as Infinigen Renewables, a Puerto Rico based clean energy IPP. Mr. Daul also served on the Wind Solar Alliance Board for more than seven years. He earned a B.S. in mechanical engineering from the University of Washington and an MBA from Texas A&M University.
The Board believes Mr. Daul’s expertise in the energy industry and his experience as a seasoned leader with an ability to execute complex transactions across diverse technologies and teams qualifies him to serve as a director of our Board.
Toni Volpe. Mr. Volpe began serving on our Board in March 2021. Since March 2016, Mr. Volpe has been Chief Executive Officer and Board Member of Renantis S.p.A., a global leader in the development, construction and asset management of renewable energy plants. In January 2024, Renantis merged with Ventient Energy. Mr. Volpe has assumed the role of CEO of the new combined company that owns 4.2 GW of solar and wind assets in operations, a pipeline of projects of 20 GW and is present in ten European countries and the U.S. Prior to Renantis, Mr. Volpe served in various senior leadership positions at Enel, leading as CEO of the North American business of Enel Green Power (EGP) and contributing to its portfolio diversification in geothermal, solar, mini-hydro, wind, and biomass. At Enel, Mr. Volpe also served as CEO of Enel Romania, a regulated electricity distribution business that covers one third of the country. Mr. Volpe graduated magna cum laude in Management, Economics and Industrial Engineering, at Polytechnic of Milan and obtained his MBA from Columbia Business School.
The Board believes Mr. Volpe’s broad experience in the energy industry, and his expertise as a board member and senior executive in the industry for 20 years, qualifies him to serve as a director of our Board.
Peter Wilver. Mr. Wilver began serving on our Board in January 2021. From August 2015 until his retirement in March 2017, Mr. Wilver was Executive Vice President and Chief Administrative Officer of Thermo Fisher Scientific Inc. (“Thermo Fisher”), a leading provider of laboratory products and services, and had previously spent 11 years as the Chief Financial Officer of Thermo Fisher (formerly Thermo Electron) from October 2004 until July 2015. Before joining Thermo Electron in 2000, Mr. Wilver held financial leadership roles at General Electric and Grimes Aerospace Company, and at Honeywell International, where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. Mr. Wilver currently serves on the Board of Directors of Baxter International (NYSE: BAX), an American multinational healthcare company, where he is a member of the Audit and Compensation and Human Capital Committees, and LivaNova PLC (NASDAQ: LIVN), a global medical device company focused on the development and delivery of important products and therapies for the benefit of patients, healthcare professionals and healthcare systems throughout the world, where he is a member of the Audit & Compliance and Compensation and Human Capital Management Committees. He has previously served as member of the board and related committees at several other public companies. Mr. Wilver is a certified public accountant. Mr. Wilver holds a Bachelor of Science in Business Administration degree (summa cum laude) in Accounting from The Ohio State University.
The Board believes Mr. Wilver’s experience in strategic planning and business development as well as in leading the financial, accounting and investor relations functions of large, multi-national manufacturing companies along with corporate governance expertise from his membership at public company boards and their committees qualifies him to serve as a director of our Board.
Class II Directors (terms expiring in 2026)
Jeannette Mills. Ms. Mills began serving on our Board in August 2022. Since February 2020, Ms. Mills has been Executive Vice President and Chief External Relations Officer at Tennessee Valley Authority (“TVA”), a federally owned electric utility, where she is responsible for leading TVA’s External Affairs, including overall Customer Service, Government & Community Relations, Federal Affairs, Communications, and Regulatory Assurance functions to achieve organizational objectives in accordance with the policies established by TVA’s Board of Directors. Prior to joining TVA, from March 2017 to February 2020, she was Senior Vice President – Safety, Health, Environmental & Assurance of National Grid plc, a British multinational electricity and gas utility company. Prior to those positions, Ms. Mills held an executive position at the Maryland Public Service Commission, Baltimore Gas & Electric, and Medifast, Inc. (NYSE: MED), where she also served as a board member and member of the compensation committee. She holds a BS in Electrical Engineering from Virginia Tech University and an MBA from Loyola University Maryland.
The Board believes Ms. Mills’s extensive experience in the utilities industry in addition to her deep expertise in business operations, risk management, strategy development, and financial management, along with governance experience through her previous work on the board and compensation committee of Medifast, Inc. qualifies her to serve as a director of our Board.
Lori Sundberg. Ms. Sundberg began serving on our Board in March 2021. Since October 2021, Ms. Sundberg has served as HR Executive at Performance and Talent Solutions, a consulting firm. Ms. Sundberg was the Chief Human Resources Officer of Quanergy Systems, Inc. (NYSE: QNGY), a leading provider of LiDAR sensors and smart 3D solutions, from June 2022 to February 2023. Prior to such position, she was an Executive Vice President and Chief Human Resources Officer for Western Digital Corporation (NASDAQ: WDC), from February 2018 to October 2021, a leading key global human resources initiatives and people strategies. Ms. Sundberg has more than 30 years of experience in developing and aligning HR strategy with business needs. She has led large corporate initiatives focused on culture, organization effectiveness, diversity, leadership development, merger and acquisitions, and total rewards. Before joining Western Digital, she served as SVP, Global Human Resources at Jacobs (NYSE: J), a global provider of technical, professional and construction services. Sundberg has also served as SVP, Human Resources and Ethics at Arizona Public Services Company, the largest electric utility in Arizona, and advanced through a series of HR leadership roles at American Express. Ms. Sundberg holds a Bachelor of Science degree in Business Management from Brigham Young University.
The Board believes Ms. Sundberg’s extensive experience in managing human resources and leading complex corporate initiatives, in addition to her broad understanding of different industries from financial services to utilities, qualifies her to serve as a director of our Board.
Director Independence
For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with the Company. Pursuant to our Corporate Governance Guidelines, the Board has undertaken its annual review of director independence.
The Board has affirmatively determined that Ty Daul, Toni Volpe, Peter Wilver, Jeannette Mills, Lori Sundberg, Brad Forth and Robert Julian meet the Nasdaq requirements to be independent directors . In addition, the Board has determined that each member currently serving on the Compensation Committee is independent under the heightened independence standards for compensation committee members under the listing standards of the Nasdaq and the rules and regulations of the SEC and that each member currently serving on the Audit Committee is independent under the heightened independence standards required for audit committee members by the listing standards of the Nasdaq and the rules and regulations of the SEC. In making these determinations, the Board reviewed information provided by the directors and by the Company with regard to the directors’ business and personal activities as they relate to the Company and its affiliates.
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
For the year ended December 31, 2023, our Board held four regular meetings and two special meetings. During 2023, the Audit Committee held four regular meetings, the Compensation Committee held four regular meetings and two special meetings, and the Nominating and Corporate Governance Committee held four regular meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. All directors then in office attended the 2023 Annual Meeting. In 2023, each director attended 100% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://investor.shoals.com. Our website is not part of this notice and proxy statement.
The table below sets forth the current composition of our Board committees, as well as the number of regular and special meetings held by each committee:
Board Member	Audit Committee	Compensation, Committee	Nominating and Corporate Governance Committee
Ty Daul	X
Brad Forth		X	X (Chair)
Robert Julian	X (Chair)
Jeannette Mills		X
Lori Sundberg		X (Chair)	X
Toni Volpe	X
Peter Wilver			X
Brandon Moss

Board Member	Audit Committee	Compensation, Committee	Nominating and Corporate Governance Committee
Committee Meeting Information
Number of Regular Meetings	4	4	4
Number of Special Meeting	0	2	0
Audit Committee
Our Audit Committee is composed of Messrs. Daul, Volpe and Julian, with Mr. Julian serving as Chair of the committee. Our Board has affirmatively determined that all members of our Audit Committee meet the independence requirements of Rule 10A-3 under the Exchange Act and the listing standards of Nasdaq.
In addition, our Board has determined that Mr. Julian is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on Mr. Julian any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board.
The Audit Committee is responsible for, among other matters:
1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of, our independent registered public accounting firm;
2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.
discussing the scope and results of the audits with our independent registered public accounting firm and reviewing, with management and that accounting firm, our interim and year-end operating results;

4.	reviewing our policies, guidelines and process by which management assesses and manages risk, including cybersecurity risk;
5.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

6.	reviewing the adequacy of our internal control over financial reporting;
7.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
8.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

9.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
10.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
11.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
12.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts; and
13.	annually reviewing and reassessing the adequacy of the Audit Committee charter in its compliance with the listing requirements of Nasdaq.
Compensation Committee
Our Compensation Committee is composed of Ms. Sundberg, Mr. Forth and Ms. Mills, with Ms. Sundberg serving as Chair of the Compensation Committee. Our Board has affirmatively determined that all members of the Compensation Committee meet the independence requirements of the listing standards of Nasdaq and further qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee are not current or former employees of the Company, are not eligible to participate in any of the Company’s executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation and are not “affiliates” of the Company, as defined under Rule 10C-1 under the Exchange Act. The Compensation Discussion and Analysis section of this proxy statement provides details regarding the basis on which the Compensation Committee determines executive compensation.
The Compensation Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving the compensation of our Chief Executive Officer;
3.	reviewing and recommending for approval of the Board the compensation of our other executive officers;
4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisors retained by the Compensation Committee;
5.	conducting the independence assessment outlined in the Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
6.	reviewing and establishing our overall management compensation, philosophy and policy;
7.	overseeing and administering our compensation and similar plans;
8.	reviewing and making recommendations to our Board with respect to director compensation;
9.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;
10.	assisting the Board with oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, among others;
11.	reviewing and recommending to the Board for approval the adoption, amendment or modification of a “clawback” policy in compliance with Section 10D of the Exchange Act, and administering the same; and
12.	annually reviewing and reassessing the adequacy of the Compensation Committee charter in its compliance with the listing requirements of Nasdaq.
The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Company, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in the Company’s industry and to provide advice so that the Company can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.
During 2023, the Compensation Committee continued to use the services of Pay Governance LLC (“Pay Governance”), as an independent compensation consultant, in fulfilling its obligations under its charter, to provide the Compensation Committee with objective expert analyses, assessments, research, and recommendations for executive compensation programs, incentives, executive benefits, and non-executive director compensation. The Compensation Committee selected Pay Governance to serve as its independent consultant only after assessing the firm’s independence, which concluded that no conflicts of interest existed. See the section entitled “Compensation Discussion and Analysis—Key Participants in the Compensation Process—The Role of the Independent Consultant” for more information.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Ms. Sundberg, Mr. Forth and Mr. Wilver, with Mr. Forth serving as Chair of the Nominating and Corporate Governance Committee. Our

Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the independence requirements of the listing standards of Nasdaq.
The Nominating and Corporate Governance Committee is responsible for, among other matters:
1.	developing and recommending to our Board criteria for Board and committee membership;
2.
identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees, ensuring that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included;

3.	developing and recommending to our Board best practices and corporate governance principles;
4.	developing and recommending to our Board a set of corporate governance guidelines;
5.	reviewing and monitoring the development and implementation of the Company’s Environmental, Social and Governance (“ESG”) goals, and providing guidance to the Board on such matters;
6.	developing and recommending to the Board a Chief Executive Officer succession plan;
7.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board; and
8.	annually reviewing and reassessing the adequacy of the Nominating and Corporate Governance Committee charter in its compliance with the listing requirements of Nasdaq.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders at this time.
Separate Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Since the IPO, the roles of Chair and Chief Executive Officer have been separated. The Board believes that this structure clarifies the individual roles and responsibilities of Chief Executive Officer and Chair, streamlines decision-making, and enhances accountability.
Our Chief Executive Officer, Mr. Moss, is a member of the Board, but is not the Chair of the Board. The Board believes that, at this time, separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows Mr. Moss to focus on the management of the Company, day-to-day operations and engaging with external stakeholders.
Our Chair, Mr. Forth, an independent member of the Board, focuses his attention on the broad strategic issues considered by the Board leveraging his strong background to provide strategic guidance and effective oversight of management, engaging with the Chief Executive Officer between Board meetings and providing overall guidance to our Chief Executive Officer as to the Board’s views and perspectives. Mr. Forth has valuable experience on the issues, challenges, and opportunities we face, positioning him well to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.
Self-Evaluation
Our Nominating and Corporate Governance Committee conducts an annual performance evaluation to determine whether the Board and its committees are functioning effectively. This evaluation includes survey materials and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee and the full Board. The survey materials solicit feedback on organizational matters, business strategy, financial matters, board structure and meeting administration. The directors use discussions with the full Board to provide feedback, identify themes for the Board to consider, suggest specific action steps and review Board agendas. The evaluation focuses on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes there could be improvement. In addition, focus areas identified through the evaluation will be incorporated into the Board’s agendas for 2024 to monitor progress.
As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Management Succession
The Compensation Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Compensation Committee deems relevant.
The entire Board works with the Nominating and Corporate Governance Committee to evaluate potential successors to the Chief Executive Officer. In 2022, in connection with the announcement that Mr. Whitaker would step-down as Chief Executive Officer in 2023 for health reasons, the Board launched a search for potential successors to the Chief Executive Officer position with the assistance of executive search firm, Spencer Stuart. While the search was in process, and following Mr. Whitaker’s departure, effective March 15, 2023, Mr. Jeffery Tolnar, our President, was appointed as Interim Chief Executive Officer. On June 14, 2023, the Company announced that the Board had appointed Brandon Moss as Chief Executive Officer, effective July 17, 2023. Upon the effectiveness of Mr. Moss’s appointment as Chief Executive Officer, Jeffery Tolnar ceased serving as Interim Chief Executive Officer and continued serving in his position as President.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance shareholder value. The Board sets the tone at the top as it relates to enterprise risk management and encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees.
•
Our Audit Committee monitors our major financial risk exposures and cybersecurity risks and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Additionally, our Audit Committee establishes policies and procedures for the receipt and retention of accounting-related complaints and concerns, and discusses the scope and result of the audits with our independent registered public accounting firm.

•	Our Compensation Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Compensation Committee establishes our overall management compensation philosophy and policy, and reviews and approves compensation-related corporate goals and objectives.
•
Our Nominating and Corporate Governance Committee oversees our major corporate governance risks, including advising on best practices and corporate governance principles. Additionally, our Nominating and Corporate Governance Committee develops membership criteria for the Board and its committees. At the Board-level, the Nominating and Corporate Governance Committee is responsible for reviewing, monitoring, and providing guidance on the development and implementation of our ESG programs and goals.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as regulatory and legal risks and strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to what we believe are the most significant risks that could affect our business, such as legal and regulatory risks, privacy risks, and financial, tax and audit related risks.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. Our Code constitutes a “code of ethics,” as defined by Item 406(b) of Regulation S-K. Our Code of Ethics is available on the Investor Relations page of our website at https://investor.shoals.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendments to the Code of Ethics, or any waivers of its requirements that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website at https://investor.shoals.com.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Nominating and Corporate Governance Committee.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Shoals Technologies Group, Inc.
1400 Shoals Way
Portland, TN 37148
Telephone: 615-323-9836
Attention: Board of Directors
c/o Chief Legal Officer and Corporate Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of March 5, 2024:
Name	Age	Position
Brandon Moss	45	Chief Executive Officer
Jeffery Tolnar	60	President
Dominic Bardos	59	Chief Financial Officer
Mehgan Peetz	42	Chief Legal Officer and Corporate Secretary
Inez Lund	58	Chief Accounting Officer
Brandon Moss joined the Company as Chief Executive Officer in July 2023. Prior to joining the Company, Mr. Moss served as President, Tools, Components & Assembled Solutions Business of Southwire Company, one of North America’s largest wire and cable developers, manufacturers and suppliers, since 2014. Prior to that, Mr. Moss served as Vice President, Retail Sales of Southwire Company from 2009 to 2013, and Director of Sales of Southwire Company from 2007 to 2009. Mr. Moss earned a Master of Business Administration from Wake Forest University and a Bachelor’s degree in Marketing from Miami University.
Jeffery Tolnar has been our President since December 2022, and served as our Interim Chief Executive Officer from March 15, 2023 until July 17, 2023. He joined the Company as Senior Vice President, Electric Vehicle Solutions for the Company in April 2021. Prior to joining the Company, Mr. Tolnar served as Chief Commercial Officer of Greenlots, a leading provider of turnkey EV charging solutions acquired by Shell plc (NYSE: SHEL), from October 2017 to April 2021. Prior to his position at Greenlots, Mr. Tolnar served as president of global software solutions for Honeywell’s Homes, Buildings and Utilities businesses (Nasdaq: HON) from July 2016 to May 2017. Mr. Tolnar has served as Chairman of the Board of IONATE Limited, a technology company developing next generation Hybrid Intelligent Transformers, since June 2023. Additionally, Mr. Tolnar has served as a member of the Board of Directors and as Chairman of the Enterprise Risk Committee of Smith Seckman Reid, Inc., a leader among engineering firms in designing, consulting, and commissioning projects for public and private clients across the United States and around the world. Mr. Tolnar has over 30 years of experience, including leadership positions, across multiple industries, including telecommunications, energy, building technologies and electric mobility. Mr. Tolnar earned a Master of Business Administration from Baker University and a Bachelor’s degree in Science, Electrical and Electronics Engineering from Youngstown State University.
Dominic Bardos joined the Company as Chief Financial Officer in October 2022 with more than 30 years of experience in global finance and accounting across multiple industries, including retail, restaurant, consumer services, entertainment and hospitality. Prior to joining the Company, Mr. Bardos served as the Chief Financial Officer for Holley Inc. (NYSE: HLLY) (f/k/a Holley Intermediate Holdings, Inc.), a manufacturer and distributor of performance automotive products, from April 2021 until September 30, 2022. Mr. Bardos served as Vice President of Finance for Tractor Supply Company (Nasdaq: TSCO), the largest publicly traded rural lifestyle retailer, from 2018 to 2021. Previously, Mr. Bardos served as Chief Financial Officer for Cambridge Franchise Holdings, an operator of quick service restaurants across the southeast, from 2017 to 2018. Additionally, Mr. Bardos held several leadership positions at ServiceMaster (NYSE: SERV) including three years from 2014 to 2017 as the divisional Chief Financial Officer for Terminix, their largest international division. Mr. Bardos’s experience also includes leadership positions in financial planning & analysis, strategic sourcing, supply chain, and customer service operations in large organizations such as Caesars Entertainment (Nasdaq: CZR), Hilton Hotels, and Harrah’s Entertainment. Mr. Bardos earned a Master of Business Administration in Finance and a Bachelor’s degree in Management from the University of Memphis, Fogelman College of Business & Economics.
Mehgan Peetz joined the Company as our General Counsel in December 2020. Prior to joining the Company, Ms. Peetz served as the Deputy General Counsel and Assistant Corporate Secretary at SmileDirectClub from August 2019 until December 2020 and as Commercial Counsel at Current, powered by GE, and GE Lighting from September 2015 to June 2019 (known as GE Lighting and Current, powered by GE, between September 2015 and March 2016). Prior to her service as in-house counsel, Ms. Peetz was an associate at Kirkland & Ellis LLP from June 2008 to July 2014 and Ropes & Gray LLP from July 2014 to July 2015. Ms. Peetz holds a Bachelor of Arts degree in Pre-Medical Studies and Psychology from the University of Notre Dame and a Doctor of Law degree from the University of Michigan Law School.

Inez Lund has been our Chief Accounting Officer since March 1, 2024. Prior to that, Ms. Lund most recently served as the Company’s Controller since December 2021, and initially joined the Company in May 2021 as Tax Director. Before joining the Company, Ms. Lund was Senior Manager, Global Compliance and Reporting at Ernst & Young LLP between December 2019 and May 2021. From September 2014 to December 2019, Ms. Lund held several positions with American International Group, Inc., including Associate Director of Tax and Manager, AIG Global Investments Tax Group. Ms. Lund earned a Master’s degree in Professional Accountancy and a Bachelor’s degree in Accounting from the University of Nebraska, Lincoln.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our named executive officers (who we collectively refer to as our “Named Executive Officers”), who consist of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers (other than our principal executive officer and principal financial officer).
Executive Summary
Our Named Executive Officers
For the fiscal year 2023 (the “2023 Fiscal Year”), our Named Executive Officers and their positions were as follows:

Name	Principal Position
Brandon Moss(1)	Chief Executive Officer
Dominic Bardos	Chief Financial Officer
Mehgan Peetz	Chief Legal Officer and Corporate Secretary
Jeffery Tolnar(2)	President, former Interim Chief Executive Officer
Jason Whitaker(3)	Former Chief Executive Officer

(1)	On June 14, 2023, the Company appointed Brandon Moss as Chief Executive Officer, effective July 17, 2023.
(2)
On February 23, 2023, the Company appointed Jeffery Tolnar as interim Chief Executive Officer, effective immediately following the termination of Mr. Whitaker’s employment for disability on March 15, 2023. Upon the effectiveness of Mr. Moss’s appointment as Chief Executive Officer, Mr. Tolnar ceased serving as interim Chief Executive Officer and resumed his position as President. Mr. Tolnar was previously appointed as the Company’s President, effective as of December 19, 2022, and prior to serving as President was the Company’s Senior Vice President, Electric Vehicle Solutions since April 2021.

(3)
On February 23, 2023, the Board made the decision to terminate Mr. Whitaker’s employment as Chief Executive Officer of the Company due to disability, effective as of March 15, 2023. Mr. Whitaker also ceased to be a member of the Board on that date.

2023 Chief Executive Officer Transitions
On November 30, 2022, the Company announced that its Chief Executive Officer, Jason Whitaker, had informed the Board that he intended to step down from his role as Chief Executive Officer in early 2023. On February 23, 2023, the Board made the decision to terminate Mr. Whitaker’s employment as Chief Executive Officer of the Company due to disability, effective as of March 15, 2023. Mr. Whitaker also ceased to be a Board member on that date. On February 24, 2023, the Company entered into a separation agreement with Mr. Whitaker, memorializing the terms and conditions of his termination due to disability under his employment agreement and his grant agreements governing his outstanding RSUs and PSUs. See the section titled “Jason Whitaker Separation Agreement” below for further details regarding Mr. Whitaker’s separation agreement.
On February 23, 2023, the Company appointed Jeffery Tolnar as interim Chief Executive Officer, effective immediately following Mr. Whitaker’s termination of employment on March 15, 2023. From March 15, 2023, through July 17, 2023, our President, Jeffery Tolnar, served as the interim Chief Executive Officer of the Company. In addition to the compensation he received in consideration for his service as our President (as described below), Mr. Tolnar also received the following additional compensation in consideration for his service as the interim Chief Executive Officer during such period: (i) an additional $15,000 per month in base salary, with such monthly amount paid on the last payroll of the month for each month Mr. Tolnar served as interim Chief Executive Officer, and (ii) a $90,000 one-time, lump-sum cash payment, paid to Mr. Tolnar on September 1, 2023, which was conditioned upon Mr. Tolnar’s continued employment with the Company during the six-month period following his appointment as interim Chief Executive Officer.
Our current Chief Executive Officer, Brandon Moss, was appointed as Chief Executive Officer on June 14, 2023, effective as of July 17, 2023. In connection with his appointment as Chief Executive Officer, Mr. Moss and the Company entered into an offer letter memorializing the terms and conditions of his employment. See the section titled “Brandon Moss Offer Letter” below for further details regarding Mr. Moss’s offer letter.

This is the first time that Mr. Moss was appointed Chief Executive Officer of a publicly-traded company, and accordingly, his target total compensation level was set at below the median of our peer group. The following table outlines Mr. Moss’s initial target compensation as compared to the actual compensation he received during the 2023 Fiscal Year, as further described below in the “2023 Fiscal Year Summary Compensation Table”.

2023 Target Compensation (Annualized)		2023 Summary Compensation Table (Actually Earned and Received in 2023)
Base Salary	• $725,000	Base Salary	• $332,292
Bonus	—	Bonus	• One-time cash replacement award of $250,000
Stock Awards	• Annual aggregate award of approximately $3,300,000	Stock Awards	• Annual aggregate award of approximately $3,300,000, plus • One-time equity replacement award of approximately $1,100,000 • Total of $4,400,045
Non-Equity Incentive Plan Compensation	• $725,000 (100% of base salary)	Non-Equity Incentive Plan Compensation	• $560,743
All Other Compensation	—	All Other Compensation	$16,950
Total	$4,750,000	Total	$5,560,030
As shown in the table above, the compensation that Mr. Moss actually earned and received in respect of the 2023 Fiscal Year differs from the initial target total compensation level set for him in connection with his appointment as our Chief Executive Officer. This is because (i) his base salary earned in respect of the 2023 Fiscal Year reflects his partial year of service as our Chief Executive Officer during the 2023 Fiscal Year, (ii) his annual incentive plan cash award in respect of the 2023 Fiscal Year was prorated to reflect his partial year of service, and (iii) he received a one-time equity award and cash award in the 2023 Fiscal Year, each of which were intended to reimburse him for the forfeited cash and equity awards previously granted to him by his former employer.
Pay for Performance
Payouts under our annual incentive plan (the “AIP”) reflect our performance against pre-set Adjusted EBITDA goals and the Compensation Committee’s assessment of goal achievements and individual performance. The selection of Adjusted EBITDA as the driving metric under the AIP supports the Compensation Committee’s view of measuring operating performance without unusual or one-time events.
After careful consideration, and as consistent with our discussions with shareholders, the Compensation Committee confirmed that Adjusted EBITDA that excludes the $63.0 million charge for wire insulation shrinkback and related litigation expenses necessary to recover damages from the supplier of defective wire (as further described in “2023 Fiscal Year AIP Performance Targets and Results”) was the appropriate metric for assessing performance in the 2023 Fiscal Year AIP. As we continue to analyze all of the incoming information and remediation projections, we have determined the range of expenses communicated was still appropriate and the impact of the charge was immaterial at this time. This approach ensures consistency with the Company’s externally reported financial performance results, preempts the possibility of future unintended incentive payouts when settlements occur, and reflects alignment with long-term shareholder experience, and appropriately rewards our leadership team. Adjusted EBITDA performance resulted in a maximum score for this 75% weighted AIP factor whereas overriding the Adjusted EBITDA calculation would have resulted in a below target payout.
The Compensation Committee also considered the entirety of Shoals’ overall performance in Fiscal Year 2023 that suggested some non-Adjusted EBITDA opportunities for improvement. To reflect a more holistic review of company performance, the Compensation Committee and the Board of Directors reduced each named executive’s payment for performance on Individual Goals by half (applied negative discretion). Individual Goals are weighted 25% of AIP at target. After the Compensation Committee exercised negative discretion, the final payout dollar value across the NEOs was reduced by 9% (or 16% of target) from the overall result.
The 2023 Fiscal Year AIP paid out at an average of 165% of target for Mr. Bardos, Ms. Peetz, and Mr. Tolnar, each of whom were in their respective roles for the full 2023 Fiscal Year. The average payout absent the downward adjustment would have been 181% of target. The 2023 Fiscal Year AIP paid out at 168.75% of target for Mr. Moss, with such payout prorated based on Mr. Moss’s partial year of service during the 2023 Fiscal Year. Without the downward adjustment, Mr. Moss’s payout would have been 187.5% of target.
The awards of performance-based restricted stock units (“PSUs”) granted to certain of our Named Executive Officers in the 2023 Fiscal Year will not provide a payout until early 2026, when the Compensation Committee approves the level of achievement against pre-set Net Revenue Growth CAGR and Average Gross Margin targets (each as further described below in the section titled “2023 Fiscal Year Long-Term Incentive Equity Compensation”). The awards of time-based restricted stock units (“RSUs”) granted to certain of our Named Executive Officers in the 2023 Fiscal Year create foundational ownership that encourages retention and ties to changes in shareholder value.
Business Environment and Financial Results
We continued our strong growth in 2023, with revenues up 50% compared to 2022. Additionally, we recently took steps to expand and centralize our manufacturing capacity in Portland, Tennessee, with the lease of a new 638,000 square foot facility. Additionally, our backlog and awarded orders as of December 31, 2023 were $631.3 million, representing a 47% increase compared to the same time last year. Even though gross profit percentage decreased 5.8% in 2023, we exhibited strong operating leverage during 2023, evidenced by our Adjusted Gross Profit percentage increasing 6.8%, as compared to 2022, reflecting favorable mix and operational efficiencies. Further, we have shown growth in our international business, which now accounts for more than 13% of backlog and awarded orders. Our results are a reflection of the strength of the end-markets we serve, the capacity of our products to take market share from competing alternatives, greater leverage on fixed costs, and an increase in the efficiencies of our manufacturing operations.
For the year ended December 31, 2023, our results for net income and net income attributable to Shoals Technologies Group, Inc. included impacts from wire insulation shrinkback warranty expenses and related inventory write-down, and Adjusted EBITDA and Adjusted Net Income included (i) $59.1 million wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, and (ii) $2.6 million of inventory write-downs of the defective red wire. We consider expenses incurred in connection with the identification, repair and replacement of the impacted wire harnesses as well as the write-down of related inventory distinct from normal, ongoing service identification, repair and replacement expenses that would be reflected under ongoing warranty expenses within the operation of our business and normal write-downs of inventory, which we do not exclude from our non-GAAP measures. In the future, we also intend to exclude from our non-GAAP measures the benefit of liability releases, if any. We believe excluding expenses from these discrete liability events provides investors with a better view of the operating performance of our business and allows for comparability through periods. In addition, for the year ended December 31, 2023, our results for Adjusted EBITDA and Adjusted Net Income included $1.3 million of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective red wire. We consider this litigation distinct from ordinary course legal matters given the expected magnitude of the expenses, the nature of the allegations in the Company’s complaint, the amount of damages sought, and the impact of the matter underlying the litigation on the Company’s financial results. In the future, we also intend to exclude from our non-GAAP measures the benefit of recovery, if any. We believe excluding expenses from these discrete litigation events provides investors with a better view of the operating performance of our business and allows for comparability through periods. The following table provides a summary of our financial results for 2023 and a comparison of these results to 2022 and 2021.

	Financial Results(1)
	2023	2022	2021
Revenue	$488.9	$326.9	$213.2
GAAP Gross Profit	$168.3	$131.3	$82.6
GAAP Gross Profit Percentage	34.4%	40.2%	38.8%

	Financial Results(1)
	2023	2022	2021
Adjusted Gross Profit(2)	$230.0	$131.3	$82.6
Adjusted Gross Profit Percentage(3)	47.0%	40.2%	38.8%
GAAP Net Income	$42.7	$143.0	$3.9
GAAP Net Income Attributable to Shoals Technologies, Group, Inc	$40.0	$127.6	$2.3
Adjusted EBITDA(4)	$173.4	$93.0	$62.9
Adjusted Net Income(5)	$111.3	$62.4	$35.9

(1)	Results are for the fiscal years ended December 31, 2023, 2022 and 2021. Unless otherwise indicated, the dollar values included in this table are in millions.
(2)	We define Adjusted Gross Profit as gross profit plus wire insulation shrinkback expenses. See Appendix A for reconciliation of gross profit to Adjusted Gross Profit.
(3)	We define Adjusted Gross Profit Percentage as Adjusted Gross Profit divided by revenue. See Appendix A for calculation of Adjusted Gross Profit Percentage.
(4)
Adjusted EBITDA is defined as net income plus (i) interest expense, net, (ii) income tax expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii), wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses. See Appendix A for reconciliation of net income to Adjusted EBITDA.

(5)
Adjusted Net Income is defined as net income attributable to Shoals Technologies Group, Inc. plus (i) net income impact from assumed exchange of Class B common stock to Class A common stock as of the beginning of the earliest period presented, (ii) adjustment to the provision for income tax, (iii) amortization of intangibles, (iv) amortization of deferred financing costs, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii) wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses, all net of applicable income taxes. See Appendix A for reconciliation of net income attributable to Shoals Technologies Group, Inc. to Adjusted Net Income.

Executive Compensation Best Practices
What We Do		What We Don’t Do
✔	Emphasize long-term compensation to ensure alignment of pay with long-term performance	•	No hedging or pledging of company stock
✔	Significant majority of pay is performance-based and not guaranteed	•	No single trigger vesting of equity awards upon a change in control
✔	Stock ownership requirements require meaningful holdings	•	No tax gross-up payments in connection with severance or change in control payments
✔	Double-trigger change-in-control vesting of equity awards	•	No golden parachutes
✔	Assess and confirm compensation programs do not encourage material risks to shareholders	•	No excessive perquisites or personal benefits
✔	Engage an independent compensation consultant	•	No repricing of stock options (currently, stock options are not part of the Company’s equity award program)
External Benchmarking
In the 2023 Fiscal Year, the Compensation Committee considered competitive market compensation data, in addition to other factors, in determining the policies and programs that address executive compensation and benefits.
For the 2023 Fiscal Year, with respect to pay decisions for our Named Executive Officers, the Compensation Committee reviewed a peer group of 17 solar and related industry companies that are reasonably comparable to the Company in terms of market capitalization (the “Peer Group”), and with whom we are likely to compete for executive talent, in order to better evaluate executive compensation market practices. The Compensation Committee compared the Peer Group against a group of companies comprised of revenue-comparable companies in broad Electrical Components & Equipment and Electrical Equipment Standard & Poor’s GICS codes.

Market capitalization of this group of companies was substantially lower than our market capitalization and the market capitalization of companies in solar and related industries. The Compensation Committee intends to continue to review other peer groups in the future. The Compensation Committee confirmed the current appropriateness of the Peer Group for the 2023 Fiscal Year.
When making executive pay decisions, the Compensation Committee also considers other factors such as individual experience and performance, critical skills, and the general talent market for senior executives.
2023 Fiscal Year Peer Group

Array Technologies, Inc.	FTC Solar, Inc.	Rogers Corporation
Bloom Energy Corporation	Generac Holdings Inc.	SolarEdge Technologies, Inc.
ChargePoint Holdings, Inc.	Gibraltar Industries, Inc.	SolarWinds Corporation
Enphase Energy, Inc.	Itron, Inc.	SunPower Corporation
ESCO Technologies Inc.	Littelfuse, Inc.	Sunrun Inc.
First Solar, Inc.	Power Integrations, Inc.
The Compensation Committee’s review of the external compensation market also included data and practices from general compensation surveys and other compensation survey information provided by our independent consultant Pay Governance LLC (“Pay Governance”).
Shareholder Outreach
The Compensation Committee regularly reviews executive compensation, taking into consideration input received through the Company’s regular and ongoing engagement with investors. During the third quarter of 2023, the Company’s management and Compensation Committee chair engaged with a significant cross-section of its shareholder base. Feedback from all discussions was shared with the appropriate Board Committee and/or the full Board.
Shareholders expressed overall support for the Company’s executive compensation program and design, as demonstrated by the 2023 annual meeting of stockholders say-on-pay vote results of approximately 90%. Additionally, shareholders expressed overall support for the Company’s pay package for its new CEO, Brandon Moss.
Some investors expressed their firm’s support for the Company to declassify its Board. In response to investor feedback, at the Annual Meeting, the Company is asking that shareholders approve an amendment to its Certificate of Incorporation to declassify its Board and phase-in the annual election of directors beginning at the 2025 annual meeting of shareholders, such that from and after the 2027 annual meeting of shareholders, all directors will be up for election at each annual meeting and will serve for a term of one year and until such directors’ successors are duly elected and qualified or until such directors’ earlier death, resignation or removal.
PHILOSOPHY AND GOVERNANCE
Compensation Philosophy and Objectives
The objective of our executive compensation program is to attract, retain and motivate top talent to drive the Company’s current success and future growth. The guiding principles of our executive compensation program are as follows:
•	Attractiveness as an employer is a function of all reward elements, including, but not limited to, base salary, short- and long-term incentives, benefits, well-being and coaching and development.
•	Target rewards should align with the market median for proven experience.
•	Incentives are performance-based and provided via both cash and equity programs.
•	Actual pay varies with performance based on goals that drive clear business outcomes that are in alignment with shareholder value creation.
•	Non-compensation programs reinforce the strength of our employment “deal” beyond pay, including a strong culture, growth opportunities, and development.
•	Simplicity and transparency in compensation program design, experience, and communication.

Our executive compensation program philosophy is as follows:
•	Target total direct compensation is positioned such that performance-based pay is weighted much higher than fixed base salary.
•	The “market” for our executive positions is based on peer proxy data and/or compensation surveys that reflect our revenue expectations and market cap multiple of revenue.
•	Experience in the applicable role is reflected in base salary that, in turn, drives the incentive opportunity which is a percentage of base salary under our AIP.
•
Our AIP payout opportunity ranges from 0% to 200% of target and is primarily based on achievements against key measures of annual financial performance with a smaller amount based upon team or individual goals and performance.

•
Long-term incentive awards are equity-based, granted in the form of RSUs and PSUs. The long-term incentive award mix varies by executive level, with senior executives receiving a greater percentage of long-term incentive awards in performance-based vehicles.

•	“Holding power” is evaluated at least annually such that our executives have sufficient unvested equity to encourage retention.

ELEMENTS OF OUR 2023 FISCAL YEAR EXECUTIVE COMPENSATION PROGRAM
Named Executive Officer Compensation Elements at a Glance
The compensation of our executive officers, including our Named Executive Officers, is reviewed in detail by the Compensation Committee during the first quarter of every fiscal year. Named Executive Officer direct compensation for the 2023 Fiscal Year generally consisted of a base salary, an AIP annual award, and long-term incentive awards, each of which is detailed below.

2023 Compensation Element	Form	Metrics and Weightings	Rationale for Providing
Base Salary	Cash	Not applicable	Base salary is a competitive fixed pay element tied to role, experience, performance, and criticality of skills.
AIP Award	Cash	Adjusted EBITDA (75%) Individual Goals (25%)
The AIP is designed to reward achievement of critical financial and non-financial goals that are fundamental short-term drivers of shareholder value. The AIP may payout from 0% to 200% of target, based upon achievement of pre-set Threshold, Target, and Stretch goals.

Long-Term Incentive (“LTI”) Equity Awards	Stock	PSUs • Net Revenue Growth CAGR (50%) • Average Gross Margin (50%) • Three-year performance period RSUs • Three-year time-vesting period
The LTI plan is designed to reward performance that drives longer shareholder value through the use of awards tied to a multi-year vesting period.

• PSUs (50% of the LTI mix) provide rewards linked to stock price performance (due to the denomination in Company shares) and can go up or down based upon achievement of pre-set Threshold, Target, and Stretch goals, equally weighted between Net Revenue Growth CAGR and Average Gross Margin. PSUs may payout from 0% to 200% of target.

• RSUs (50% of the LTI mix) link compensation to absolute stock price performance and strengthen retention.

2023 FISCAL YEAR DECISIONS AND OUTCOMES
2023 Fiscal Year Base Salary
Named Executive Officer	Fiscal 2022 Base Salary Level	Fiscal 2023 Base Salary Level	Percentage Increase from Fiscal 2022
Brandon Moss	N/A	$725,000(1)	N/A
Dominic Bardos	$425,000	$475,000	12%
Mehgan Peetz	$375,000	$400,000	7%
Jeffery Tolnar	$290,000	$415,000(2)	43%
Jason Whitaker	$550,000	$550,000(3)	0%

(1)	Mr. Moss actually received $332,292 in base salary during the 2023 Fiscal Year, due to his partial year of service with us.
(2)
Represents Mr. Tolnar’s annualized base salary in respect of his service as our President during the 2023 Fiscal Year. Mr. Tolnar also received the following additional compensation in consideration for his service as the interim Chief Executive Officer during the 2023 Fiscal Year: (i) an additional $15,000 per month in base salary, with such monthly amount paid on the last payroll of the month for each month Mr. Tolnar served as interim Chief Executive Officer, and (ii) a $90,000 one-time, lump-sum cash payment, paid to Mr. Tolnar on September 1, 2023, which was conditioned upon Mr. Tolnar’s continued employment with the Company during the six-month period following his appointment as interim Chief Executive Officer.

(3)	Mr. Whitaker actually received $116,699 in base salary during the 2023 Fiscal Year, due to his partial year of service with us.
2023 Fiscal Year AIP Annual Awards
Named Executive Officer	Fiscal 2023 Target AIP Award as a Percentage of Base Salary	Fiscal 2023 AIP Target Amounts Based on Eligible Earnings	Fiscal 2023 AIP Awards	Fiscal 2023 AIP Awards as a Percentage of Target (paid in 2024)
Brandon Moss	100%	$332,292	$560,743(1)	168.75%
Dominic Bardos	75%	$339,700	$573,243	168.75%
Mehgan Peetz	60%	$239,260	$394,778	165.0%
Jeffery Tolnar	75%	$367,500	$597,188	162.5%
Jason Whitaker	N/A	N/A	N/A	N/A

(1)	Mr. Moss’s Fiscal 2023 AIP award payout was prorated based on his partial year of service with us.
2023 Fiscal Year AIP Performance Targets and Results
Adjusted EBITDA was selected as the sole financial performance measure for the 2023 Fiscal Year AIP because of its importance to value provided to shareholders. Adjusted EBITDA is defined as net income plus (i) interest expense, net, (ii) income tax expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii), wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses. Threshold, Target, and Stretch Adjusted EBITDA goals were approved by the Compensation Committee in February 2023 and were established based upon the Company’s fiscal 2023 operating plan approved by the Board. Adjusted EBITDA performance carries a weight of 75% in the final 2023 Fiscal Year AIP determination.

AIP Metric	Threshold (50%)	Target (100%)	Stretch (200%)	2023 Results	2023 Payout (to be weighted 75%)
Adjusted EBITDA	$137,900	$153,200	$168,500	$173,391	200% of Target
The objective of our compensation program is to align executives’ compensation with the objectives of our strategy and our operating results, attract and retain highly qualified executives, and provide incentives that drive shareholder value.
Despite record quoting activity and strong orders, the charges for wire insulation shrinkback and related litigation expenses resulted in our GAAP net income of $42.7 million for the 2023 Fiscal Year.

The AIP and the definition of Adjusted EBITDA exclude the charge for wire insulation and related litigation expenses. After careful consideration, and as consistent with our discussions with shareholders, the Compensation Committee confirmed that Adjusted EBITDA that excludes the $63.0 million charge for wire insulation shrinkback and related litigation expenses necessary to recover damages from the supplier of defective wire (as further described in “2023 Fiscal Year AIP Performance Targets and Results”) was the appropriate metric for assessing performance in the 2023 Fiscal Year AIP. As we continue to analyze all of the incoming information and remediation projections, we have determined the range of expenses communicated was still appropriate and the impact of the charge was immaterial at this time This approach ensures consistency with the Company’s externally reported financial performance results, preempts the possibility of future unintended incentive payouts when settlements occur, and reflects alignment with long-term shareholder experience, and appropriately rewards our leadership team. Adjusted EBITDA performance resulted in a maximum score for this 75% weighted AIP factor whereas overriding the Adjusted EBITDA calculation would have resulted in a below target payout.
The Compensation Committee also considered the entirety of Shoals’ overall performance in Fiscal Year 2023 that suggested some non-Adjusted EBITDA opportunities for improvement. To reflect a more holistic review of company performance, the Compensation Committee and the Board of Directors reduced each named executive’s payment for performance on Individual Goals by half (applied negative discretion). Individual Goals are weighted 25% of AIP at target. After the Compensation Committee exercised negative discretion, the final payout dollar value across the NEOs was reduced by 9% (or 16% of target) from the overall result.
The 2023 Fiscal Year AIP paid out at an average of 165% of target for Mr. Bardos, Ms. Peetz, and Mr. Tolnar, each of whom were in their respective roles for the full 2023 Fiscal Year. The average payout absent the cap would have been 181% of target. The 2023 Fiscal Year AIP paid out at 168.75% of target for Mr. Moss, with such payout prorated based on Mr. Moss’s partial year of service during the 2023 Fiscal Year. Without the downward adjustment, Mr. Moss’s payout would have been 187.5% of target.
In making such determination, the Compensation Committee took specific note of the following:

Alignment with reported results for the occurrence of an unusual event by adjusting for wire insulation shrinkback and related litigation expenses and recoveries.
In consideration of the feedback from the Audit Committee and the Board regarding unique non-recurring costs associated with wire insulation shrinkback and related litigation expenses and expected recoveries, the Compensation Committee believes that the calculation of the 2023 Fiscal Year AIP should be consistent with the presentation of non-GAAP charges in the Company’s financial statements.

A new management team proactively addressing issues from the past.
In or around 2014 or 2015, we began purchasing red 10 AWG wire from Prysmian Cables and Systems, LLC (“Prysmian”), when none of our 2023 Named Executive Officers were employed yet by Shoals.

When product problems were first reported, Shoals teams worked closely with customers to determine the underlying reasons so that wire insulation issues could be addressed.

After conducting a thorough investigation into the underlying cause of the shrinkback issue, Shoals filed a lawsuit against the wire supplier, Prysmian, for recovery of damages.

Retention of key executive talent and continuity
The Compensation Committee believes it is important for the senior management team to focus on appropriately responding to the wire insulation issue and legal recovery measures, as well as the Company’s long-term growth strategy, without concern over potential impacts on incentive awards unrelated to their own performance.

Alignment with our shareholder experience
The Shoals Management team and the Board have experienced stock value reductions along with other shareholders. While the Compensation Committee and the full Board support for excluding these non-GAAP expenses from the Adjusted EBITDA 2023 Fiscal Year AIP calculations, following a holistic review of overall performance, the Compensation Committee determined that Named Executive Officer AIP awards would be reduced by $35,889 to $63,694 as a result of reducing the payment for performance on Individual Goals by half.

AIP Individual Component Considerations
Mr. Whitaker’s employment was terminated due to disability, effective March 15, 2023, and as a result, he did not receive an AIP award in the 2023 Fiscal Year and, thus, was not evaluated for the AIP individual component. Each remaining Named Executive Officer had 25% of their AIP award target based upon an Individual Management by Objectives (“Individual Goals”) component.
Each Named Executive Officer who participated in the 2023 Fiscal Year AIP had Individual Goals that were approved by the Compensation Committee. The Compensation Committee and Board determined that the payment for performance against Individual Goals would be reduced by half to account for non-EBITDA performance shortfalls versus the Company’s business scorecard and so to better reflect holistic performance. Performance assessment and key achievements are outlined below.

Named Executive Officer	Adjusted Individual Goals Assessment (to be weighted 25%)(1)
Brandon Moss	75% of Target
Dominic Bardos	75% of Target
Mehgan Peetz	60% of Target
Jeffery Tolnar	50% of Target
Jason Whitaker	N/A

Named Executive Officer	Key Performance Achievements
Brandon Moss
• Championed the redefinition of three-year company strategy and spearheading its deployment, along with building refreshed company mission, vision, and values.

• Established operating model to foster accountability and streamline execution.

• Provided stability to the organization and established a foundation in preparation for future growth.

• Build organization capacity by optimizing resources, including financial, human, and technological resources.

Named Executive Officer	Key Performance Achievements
Dominic Bardos
• Provided leadership, communication, and support to the company and Board during the CEO transition.

• After CEO placement, assisted in refining three-year company strategy and drove deployment, along with building refreshed company mission, vision, and values.

• Enhanced internal controls over financial reporting and satisfied regulatory requirements of a large, accelerated filer.

• Led company to drive enhanced working capital controls, improving operating cash flow to record levels.

Mehgan Peetz
• Provided leadership, communication, and support to the company and Board during the CEO transition.

• After CEO placement, assisted in refining three-year company strategy and drove deployment, along with building refreshed company mission, vision, and values.

• Led the company's ESG initiatives and published a follow up report to the inaugural report and satisfied regulatory requirements of a large, accelerated filer.

• Built IP support strategy and led the company's execution of IP litigation with the ITC.

Jeffery Tolnar
• Provided leadership, communication, and support to the company and Board during the CEO transition.

• After CEO placement, assisted in refining three-year company strategy and drove deployment, along with building refreshed company mission, vision, and values.

• Led the commercial and operational function, driving record back log, sales, margin expansion and earnings.

• Drove enhancements in both safety and quality systems

2023 Fiscal Year Long-Term Incentive Equity Compensation
The Company maintains the Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan (the “LTIP”), which was adopted on January 26, 2021. Each of our Named Executive Officers are eligible to participate in the LTIP, which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards or cash awards to employees and consultants of the Company and its affiliates and non-employee directors on the Board. The Compensation Committee determines the size and vesting terms of all awards made under the LTIP and administers all other aspects of the LTIP.

In the 2023 Fiscal Year, the Compensation Committee approved two types of grants for the Company’s annual LTI awards under the LTIP, PSUs and RSUs, with each addressing long-term shareholder value alignment in different ways. The Compensation Committee believes that granting a combination of PSUs and RSUs provides alignment with shareholder interests, retention value, and a direct connection between pay and performance of our Company over the long-term. The 2023 LTI award grants for our Named Executive Officers were allocated 50% as PSUs and 50% as RSUs.
The PSUs granted to certain of our Named Executive Officers in the 2023 Fiscal Year vest after a three-year performance period ending on December 31, 2025, with the performance criteria tied equally to Net Revenue Growth CAGR and Average Gross Margin, subject to continued employment through the date the Compensation Committee certifies achievement of such performance criteria following the end of such performance period. For purposes of such 2023 PSU awards, “Net Revenue Growth CAGR” means the Company’s compound annual growth rate, measured as of the last day of the applicable performance period, and “Average Gross Margin” means the three-year average of the Company’s gross profits during the applicable performance period, where gross profits means net sales (revenues as reported on the Company’s income statement for the applicable year) minus direct and production overhead cost (costs of goods sold as reported on the Company’s income statement for the applicable year).
PSUs may pay out from 0% to 200% of target. Pre-set Threshold, Target, and Stretch goals were established by the Compensation Committee at grant but remain confidential during the performance period due to competitive harm that may occur if goals were to be made public before our 2026 proxy statement is released.
The RSUs granted to certain of our Named Executive Officers in the 2023 Fiscal Year vest in three substantially equal installments on each of the first three anniversaries of the applicable vesting commencement date, subject to continued employment through each applicable vesting date.
The 2023 LTIP award values were determined by taking into account base pay and annual incentive values, assessing market competitive total compensation levels, our compensation philosophy that weights variable compensation higher than fixed compensation and retention value. These values also consider each Named Executive Officers’ role, potential long-term contribution, performance, experience and skills. The target values remain within the market median for comparable positions.
The following table shows the target dollar value of the 2023 LTI awards made to certain of our Named Executive Officers in the 2023 Fiscal Year.

Named Executive Officer	PSUs (Target Award) ($)	RSUs ($)	Total(1) ($)
Brandon Moss	$1,650,000	$1,650,000	$3,300,000
Dominic Bardos	$862,500	$862,500	$1,725,000
Mehgan Peetz	$681,000	$681,000	$1,362,000
Jeffery Tolnar	$500,000	$500,000	$1,000,000
Jason Whitaker	N/A	N/A	N/A

(1)
The values in this table reflect the PSU and RSU target amounts approved by the Compensation Committee. Amounts reported in the “Summary Compensation Table” below reflect the aggregate grant date fair value of such awards, as computed in accordance with FASB ASC Topic 718.

See the section titled “Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2023 Fiscal Year—Long-Term Equity Compensation” below for details on the grants of RSUs and PSUs to the Named Executive Officers.
2024 PSU Awards
In February 2024, the Compensation Committee determined that certain of the PSU awards to be granted to our Named Executive Officers during fiscal year 2024 will be subject to a new set of performance-vesting metrics.
50% of the 2024 PSU awards will continue to be subject to performance-based vesting based upon Net Revenue Growth CAGR targets. New for 2024, this portion of the PSU award value will then be modified based upon Net Revenue Growth CAGR relative to the Company’s compensation peer group. Specifically, this portion of the PSU award will be multiplied by 1.5x for performance at the 80th percentile or above, 1.0x for performance at the 50th percentile, and 0.5x for performance at the 20th percentile or below. Interpolated payouts will be calculated for performance between the 20th percentile and 50th percentile or between the 50th percentile and 80th percentile. This modifier was implemented to acknowledge both absolute and relative growth performance.
Also new for 2024, the remaining 50% of the 2024 PSU awards will be subject to performance-based vesting based upon Cumulative Adjusted Diluted EPS targets (instead of Average Gross Margin targets). For purposes of such 2024 PSU awards, “Cumulative Adjusted Diluted EPS” means Adjusted Diluted EPS measured on a cumulative basis during the applicable performance period, and “Adjusted Diluted EPS” means Adjusted Net Income (as defined above in the section titled “Business Environment and Financial Results”) divided by the diluted weighted average of Company Class A common stock outstanding for the applicable period.
The Compensation Committee felt that this change was appropriate because Cumulative Adjusted Diluted EPS is a metric that many investors use to evaluate investment decisions and because it is more directly impacted by the executive leadership team.
2024 AIP
In February 2024, the Compensation Committee also approved changes to the AIP metrics for fiscal year 2024. In the 2023 Fiscal Year, the AIP plan was based 75% on Adjusted EBITDA and 25% on Individual Goals. To provide greater balance across performance metrics, the AIP plan for fiscal year 2024 will be based 60% on Adjusted EBITDA, 15% on Adjusted Free Cash Flow, and 25% on Individual Goals. Additionally, given the importance of the warranty remediation discussed previously, performance in that area will be included in each NEO’s Individual Goals.
Other Executive Benefits and Perquisites
We provide the following benefits to our Named Executive Officers on the same basis as other eligible employees:
•	health insurance;
•	vacation and personal holidays;
•	life insurance;
•	short-term disability; and
•	a 401(k) plan with matching contributions.
We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
KEY PARTICIPANTS IN THE COMPENSATION PROCESS
The Role of the Compensation Committee
The Compensation Committee reviews and approves the compensation elements and compensation targets for each of our executive officers, including the Named Executive Officers. The Compensation Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. The Compensation Committee administers all elements of the LTIP and approves any benefits or other related programs offered to executive officers. Further, the Compensation Committee evaluates the Company’s compensation programs on an annual basis to ensure our plans do not induce or encourage excessive risk-taking by participants.
The Role of Management
During the 2023 Fiscal Year, our Chief Executive Officer and Chief Human Resources Officer, in consultation with Pay Governance, made recommendations to the Compensation Committee regarding compensation actions and incentive awards. The Chief Human Resources Officer serves as the liaison between the Compensation Committee and Pay Governance, providing internal data on an as-needed basis so that Pay Governance can produce comparative analyses for the Compensation Committee. The Company’s human resources, finance, and legal departments supported the work of the Compensation Committee by providing information, answering questions, and responding to various requests from committee members.
The Role of the Independent Consultant
In the 2023 Fiscal Year, the Compensation Committee continued to use the services of Pay Governance in fulfilling its obligations under its charter. Pay Governance attended all of the Compensation Committee meetings in the 2023 Fiscal Year and provided the Compensation Committee with objective expert analyses, assessments, research, and recommendations for executive compensation programs, incentives, executive benefits, and non-executive director compensation. In this capacity, Pay Governance provided services that related solely to the work performed for, and at the direction of, the Compensation Committee. The Compensation Committee selected Pay Governance to serve as its independent consultant only after assessing the firm’s independence, which concluded that no conflicts of interest existed. The Compensation Committee retains the right to modify or terminate its relationship with Pay Governance or select other outside advisors to assist the Compensation Committee in carrying out its responsibilities.
AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
We believe that a strong, experienced management team is essential to the best interests of the Company and our shareholders. We have entered into employment agreements and/or offer letters with certain of our Named Executive Officers in order to minimize employment security concerns arising in the course of negotiating and completing a significant transaction. For a description of such employment agreements and offer letters, see the section below titled “Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2023 Fiscal Year - Employment Agreements and Offer Letters.” For a more complete description of our obligations under the employment agreements and offer letters in the event of a termination of employment or change in control, see the section below titled “Potential Payments Upon Termination or a Change in Control.”
POLICIES AND CONSIDERATIONS
Risk Assessment
The Compensation Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. The Compensation Committee also assesses the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk.
The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for our Named Executive Officers, as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to Company performance.
Executive Stock Ownership Guidelines
We maintain stock ownership guidelines for our Chief Executive Officer, Chief Financial Officer, other executive officers and executive vice presidents and non-employee directors. These stock ownership guidelines specify the desired level of Company stock ownership and encourage a set of behaviors for each covered individual. Only the following equity holdings count towards achieving these ownership levels: (1) shares owned directly, (2) vested shares held in a 401(k) account, (3) shares beneficially owned in a family trust or by a spouse and/or minor children, (4) unvested restricted stock or RSUs (net of taxes), (5) unvested deferred stock units of the Company, and (6) shares obtained through stock option exercises. Unvested PSUs and unexercised stock options do not count toward compliance with the stock ownership guidelines.

The stock ownership guidelines requirements are as follows:
•	5x annual base salary for our Chief Executive Officer;
•	2x annual base salary for our Chief Financial Officer and other executive officers and executive vice presidents; and
•	5x annual cash retainer for our non-employee directors.
In addition to the above, a 50% retention requirement of net after-tax shares is required to be held as long as the covered individual’s requirement is not yet achieved.
Hedging and Pledging Policy
Our Insider Trading Policy prohibits our Named Executive Officers from engaging in any hedging transactions without prior written approval from our Chief Executive Officer, Chief Financial Officer or Chief Legal Officer. Further, this policy prohibits our Named Executive Officers from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Clawback Policy
The Compensation Committee has adopted a Clawback and Recoupment Policy that complies with NASDAQ’s new clawback listing standards, Section 10D of the Exchange Act and the rules promulgated thereunder (the “Clawback Policy”). In the event that we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, the Clawback Policy requires that covered executives must reimburse us, or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. Executives covered by the Clawback Policy include our current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the NASDAQ listing standards, and such other senior executives or employees who may from time to time be deemed subject to the Clawback Policy by the Compensation Committee.
Incentive-based compensation subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results, and is computed without regard to any taxes paid. The Clawback Policy will only apply to incentive-based compensation received on or after the effective date of NASDAQ Listing Rule 5608.
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to “excess parachute payments” to certain executive officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code (the “Code”) based on an executive officer’s prior compensation. In approving compensation arrangements for our Named Executive Officers, the Board considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide for excise tax gross-ups to our executive officers and do not expect to do so in the future.
Section 162(m) Compliance
Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The Compensation Committee considers the impact of Section 162(m) when making compensation decisions.

Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an associate is required to render service in exchange for the award. Future grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Shareholder Say-on-Pay and Say-on-Pay Frequency Votes
We held our second advisory vote on the compensation of our Named Executive Officers (sometimes referred to as the “say-on-pay” vote) at our 2023 annual meeting of shareholders, and approximately 90% of the advisory votes cast voted to approve the compensation for our Named Executive Officers. The Compensation Committee reviewed and considered the results of this “say-on-pay” vote when evaluating the compensation for our Named Executive Officers in the 2023 Fiscal Year, along with other insights gleaned from ongoing stockholder outreach activities.
We held our first advisory vote on the frequency of future “say-on-pay” advisory votes (sometimes referred to as the “say-on-frequency” vote) at our 2023 annual meeting of shareholders, pursuant to which the majority of the advisory votes cast voted to hold our “say-on-pay” advisory votes every year.
We will continue to consider the outcome of our “say-on-pay” and “say-on-frequency” advisory votes when making compensation decisions regarding our Named Executive Officers.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.
Members of the Compensation Committee include:
•	Lori Sundberg, Committee Chair;
•	Brad Forth, Chairman of the Board; and
•	Jeannette Mills

EXECUTIVE COMPENSATION TABLES
2023 Fiscal Year Summary Compensation Table
The following table sets forth certain information with respect to compensation for the years ended December 31, 2023, 2022, and 2021, earned by, awarded to or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Brandon Moss(6) Chief Executive Officer	2023	$332,292	$250,000	$4,400,045	—	$ 560,743	$16,950	$5,560,030
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Dominic Bardos(7) Chief Financial Officer	2023	$452,933	—	$1,771,393	—	$573,243	$13,016	$2,810,585
	2022	$104,888	$137,312	$1,447,556	—	—	—	$1,689,756
	2021	—	—	—	—	—	—	—
Mehgan Peetz Chief Legal Officer, Corporate Secretary	2023	$398,766	—	$1,398,644	—	$394,778	$21,531	$2,213,719
	2022	$365,625	—	$865,789	—	244,110	$3,583	$1,479,107
	2021	$350,000	$122,525	$2,000,014	—	—	—	$2,472,539
Jeffery Tolnar President, Former Interim Chief Executive Officer	2023	$490,000	$90,000	$1,026,912	—	$597,188	$13,200	$2,217,300
	2022	$286,250	—	$687,078	—	201,849	$10,983	$1,186,160
	2021	$206,890	$100,000	$809,098	—	—	$107,136	$1,223,124
Jason Whitaker(8) Former Chief Executive Officer	2023	$116,699	—	—	—	—	$4,361,135	$4,477,834
	2022	$510,048	—	$3,596,092	—	571,361	$34,651	$4,712,152
	2021	$435,000	$149,853	$3,000,021	—	—	$99,868	$3,684,742

(1)
Amounts in this column reflect the base salary earned by each Named Executive Officer in the applicable fiscal year. For Mr. Tolnar, amounts in this column for the 2023 Fiscal Year reflect an additional $15,000 per month in base salary (for a total of $75,000) paid to Mr. Tolnar for his service as interim Chief Executive Officer of the Company from March 15, 2023 until July 17, 2023, with such monthly amount paid on the last payroll of each month during such period.

(2)
Amounts in this column reflect, for the 2021 Fiscal Year, (i) discretionary annual bonuses paid to certain of our Named Executive Officers in fully-vested shares of Class A common stock, and (ii) an additional $10,000 end-of-year discretionary bonus paid to certain of our Named Executive Officers. For Mr. Bardos, this amount reflects, for the 2022 Fiscal Year, the following bonus amounts: (i) $68,656, which was paid to him on the first payroll date following his start date, and (ii) $68,656, which was paid to him on March 15, 2023, the same time as annual bonuses were generally paid to similarly situated Company employees; provided, that the payment contemplated in clause (ii) is subject to a one-year clawback if Mr. Bardos is terminated by the Company for “cause” or resigns without “good reason” (each as defined in his employment agreement). For Mr. Moss, this amount reflects, for the 2023 Fiscal Year, a cash payment equal to $250,000, which was paid to him on the first payroll date following his start date; provided, that the payment is subject to a one-year clawback if Mr. Moss is terminated by the Company for “cause” or resigns without “good reason”. This cash payment was intended to reimburse Mr. Moss for the forfeited cash and equity awards previously granted to him by his former employer. For Mr. Tolnar, this amounts reflects, for the 2023 Fiscal Year, a $90,000 one-time, lump-sum cash payment, paid to Mr. Tolnar on September 1, 2023, which was conditioned upon Mr. Tolnar’s continued employment with the Company during the six-month period following his appointment as interim Chief Executive Officer.

(3)
Amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of RSUs, PSUs and fully-vested shares of Class A common stock that were granted to certain of our Named Executive Officers in the applicable fiscal year. The awards of PSUs can ultimately vest from 0% to 200%, and the amounts reported in this column in respect of such PSU awards reflect the Company’s determination of the probable outcome of the performance vesting conditions. Assuming maximum performance of 200% for the PSUs awards (i.e., achievement of Stretch performance), the grant date fair value included in this column would increase (i) for the 2022 Fiscal Year, for Mr. Bardos, Ms. Peetz, Mr. Tolnar and Mr. Whitaker by approximately $137,865, $150,652, $119,410 and $691.247, respectively, and (ii) for the 2023 Fiscal Year, for Mr. Moss, Mr. Bardos, Ms. Peetz and Mr. Tolnar by approximately $1,650,010, $885,697, $699,322, and $513,456, respectively. See the “2023 Fiscal Year Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2023 Fiscal Year End” tables below for further details on these grants.

(4)
Amounts in this column reflect, for the 2023 Fiscal Year, annual performance bonuses earned by certain of our Named Executive Officers under the AIP in the 2023 Fiscal Year and paid in the subsequent fiscal year. See the “Compensation Discussion and Analysis—Annual Bonus” section above and the “2023 Fiscal Year Grants of Plan-Based Awards” table below for further details on these bonuses.

(5)
Amounts in this column reflect, for the 2023 Fiscal Year, (i) in the case of Mr. Moss, $16,950 in commuting expenses between his residence in Marietta, GA and one of the Company’s offices; (ii) in the case of Mr. Bardos, (a) $4,599 paid for unused prior year vacation, and (b) $8,417 in employer matching contributions paid pursuant to the Company’s 401(k) plan; (iii) in the case of Ms. Peetz: (a) $14,484 paid for unused prior year vacation, and (b) $7,047 in employer matching contributions paid pursuant to the Company’s 401(k) plan; (iv) in the case of Mr. Tolnar: $13,200 in employer matching contributions paid pursuant to the Company’s 401(k) plan; and (v) in the case of Mr. Whitaker: $4,342,226 in accelerated equity awards payable to him in accordance with the terms of his separation agreement (as further described in the “Potential Payments Upon Termination or a Change in Control” section below) and $13,200 in employer matching contributions paid pursuant to the Company’s 401(k) plan.

(6)	Brandon Moss was appointed as the Company’s Chief Executive Officer on June 14, 2023, effective July 17, 2023. Mr. Moss is a Named Executive Officer for the first time in the 2023 Fiscal Year.
(7)	Dominic Bardos was appointed as the Company’s Chief Financial Officer, effective as of October 3, 2022. Mr. Bardos was a Named Executive Officer for the first time in the 2022 Fiscal Year.
(8)
On February 23, 2023, the Board made the decision to terminate Mr. Whitaker’s employment as Chief Executive Officer of the Company due to disability, effective as of March 15, 2023. Mr. Whitaker also ceased to be a member of the Board on that date.

2023 Fiscal Year Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2023 with respect to our Named Executive Officers.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Brandon Moss Chief Executive Officer	—	166,146	332,292	664,584	—	—	—	—	—
	July 17, 2023	—	—	—	30,888	61,775	123,550	—	1,650,010
	July 17, 2023	—	—	—	—	—	—	61,775	1,650,010
	July 17, 2023	—	—	—	—	—	—	41,184	1,100,025
Dominic Bardos Chief Financial Officer	—	169,850	339,700	679,400	—	—	—	—	—
	January 18, 2023	—	—	—	15,671	31,341	62,682	—	885,697
	January 18, 2023	—	—	—	—	—	—	31,341	885,697
Mehgan Peetz Chief Legal Officer, Corporate Secretary	—	119,630	239,260	478,520	—	—	—	—	—
	January 18, 2023	—	—	—	12,373	24,746	49,492	—	699,322
	January 18, 2023	—	—	—	—	—	—	24,746	699,322
Jeffery Tolnar Interim President, Former Interim Chief Executive Officer	—	183,750	367,500	735,000	—	—	—	—	—
	January 18, 2023	—	—	—	9,085	18,169	36,338	—	513,456
	January 18, 2023	—	—	—	—	—	—	18,169	513,456

(1)	Amounts in this column reflect the annual performance bonuses granted to certain of our Named Executive Officers under the AIP in the 2023 Fiscal Year.
(2)	Amounts in this column reflect awards of PSUs granted to certain of our Named Executive Officers under the LTIP in the 2023 Fiscal Year.
(3)	Amounts in this column reflect awards of RSUs granted to certain of our Named Executive Officers under the LTIP in the 2023 Fiscal Year.
(4)	Amounts in this column reflect the fair value of the applicable awards of RSUs and PSUs, computed in accordance with FASB ASC. Topic 718.
Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2023 Fiscal Year
Employment Agreements and Offer Letters
Dominic Bardos and Mehgan Peetz Employment Agreements
In December 2020, we entered into an employment agreement with Ms. Peetz memorializing her base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
In August 2022, we entered into an employment agreement with Mr. Bardos memorializing his base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
The employment agreements for Ms. Peetz and Mr. Bardos (collectively, the “Employment Agreements”) each include a “best-net” cutback provision that provides that, in the event any payments or benefits provided under the agreement or any other arrangement with the Company or its affiliates constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and/or benefits will either be (i) provided to the applicable executive in full or (ii) reduced to the extent necessary to avoid the excise tax imposed by Section 4999 of the Code, whichever results in the applicable executive receiving a greater amount on an after-tax basis.

The Employment Agreements each provide for certain severance benefits upon a resignation by the applicable executive for “good reason” or upon a termination by the Company without “cause.” See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that certain of our Named Executive Officer are eligible to receive.
The Employment Agreements each include a perpetual confidentiality and intellectual property assignment covenants. In addition, the Employment Agreements prohibit the applicable executive from, during the term of employment and for a period of 24 months thereafter, (i) soliciting customers and employees of the Company and its affiliates and (ii) competing against the Company and its affiliates within certain geographical areas.
Pursuant to her employment agreement, Ms. Peetz also received a one-time award of RSUs under the LTIP on January 29, 2021 (the “Peetz RSUs”), partially as a buyout of otherwise forfeited compensation. A portion of the Peetz RSUs vested immediately upon grant, and on each anniversary of the grant date, 25% of the remaining Peetz RSUs will vest subject to Ms. Peetz’s continued employment through each applicable vesting date. See the “Outstanding Equity Awards at Fiscal Year End” table below and the “Potential Payments Upon Termination or a Change in Control” section below for further details regarding the Peetz RSUs.
Jeffery Tolnar Offer Letter
In March 2021, we entered into an offer letter with Mr. Tolnar memorializing his base salary, target bonus opportunity, paid vacation, reimbursement of relocation expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
In December 2022, we entered into an offer letter with Mr. Tolnar in connection with this appointment as the President of the Company. This offer letter memorialized his updated compensation based on his appointment as President, including base salary, target bonus opportunity, paid vacation, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
Mr. Tolnar’s December 2022 offer letter also includes a perpetual confidentiality covenant, as well as non-competition and non-solicitation of customers or employees covenants that apply during his employment and for a period of one year thereafter.
The December 2022 offer letter for Mr. Tolnar provides for certain severance benefits upon a termination by the Company without “cause.” See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that certain of our Named Executive Officer are eligible to receive.
Brandon Moss Offer Letter
In June 2023, we entered into an offer letter with Mr. Moss memorializing his base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, payment of relocation expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
Pursuant to his offer letter, Mr. Moss also received a one-time cash award of $500,000, which was intended to reimburse him for his forfeited cash and equity awards previously granted to him by his former employer. $250,000 of such cash award was paid to Mr. Moss on the first payroll following his start date, and the remaining $250,000 will be paid to him on the one-year anniversary of his start date. However, both installments of such cash payment are subject to clawback in the event of Mr. Moss’s termination by the Company without Cause (as defined in the Severance Plan) or by Mr. Moss for Good Reason (as defined in his offer letter) during the applicable one-year period following the payment date of the applicable installment.
In addition, Mr. Moss received a grant of RSUs valued at approximately $1,100,000, which was also intended to reimburse him for his forfeited cash and equity awards previously granted to him by his former employer, as further described below in the section titled “Long-Term Equity Compensation”.
The offer letter provides that Mr. Moss is a participant under the Shoals Technologies Group, Inc. Executive Severance Plan (the “Severance Plan”), which provides for certain severance benefits upon a resignation by Mr. Moss for “good reason” or upon a termination by the Company without “cause”. See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding the severance benefits that certain of our Named Executive Officer are eligible to receive.

Jason Whitaker Employment Agreement and Separation Agreement
In December 2020, we entered into an employment agreement with Mr. Whitaker. On February 23, 2023, the Board made the decision to terminate Mr. Whitaker’s employment as Chief Executive Officer of the Company due to disability, effective as of March 15, 2023. Mr. Whitaker also ceased to be a member of the Board on that date. In connection with such termination, Mr. Whitaker and the Company entered into a separation agreement, as further described below.
Mr. Whitaker’s employment agreement memorialized his base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses, severance benefits and eligibility to participate in the LTIP and in the Company’s benefit plans generally.
In addition, Mr. Whitaker’s employment agreement provided for certain severance benefits upon a resignation by Mr. Whitaker for “good reason” or upon a termination by the Company without “cause.” Further, his employment agreement includes the following restrictive covenants: (i) a perpetual confidentiality covenant, (ii) an intellectual property assignment covenant, (iii) non-competition during employment and for 24 months thereafter, and (iv) non-solicitation of customers and employees during employment and for 24 months thereafter.
On February 24, 2023, the Company entered into a separation agreement with Mr. Whitaker, memorializing the terms and conditions of his termination due to disability under his employment agreement and his grant agreements governing his outstanding RSUs and PSUs. See the section titled “Potential Payments Upon Termination or a Change in Control” below for further details regarding Mr. Whitaker’s separation agreement and the payments made to him upon his termination of employment.
Long-Term Equity Compensation
In January 2023, the Compensation Committee granted RSUs and PSUs to certain of our Named Executive Officers under the LTIP. On July 17, 2023, in connection with his appointment as Chief Executive Officer of the Company, the Compensation Committee granted RSUs and PSUs to Brandon Moss under the LTIP.
Each such award of RSUs vests in substantially equal installments on each of the first three anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date. However, Mr. Moss also received an additional grant of RSUs on July 17, 2023 that vest 100% on July 17, 2024, subject to his continued employment through such vesting date. Such additional RSU award was intended to reimburse Mr. Moss for the forfeited equity awards previously granted to Mr. Moss by his former employer.
Each such award of PSUs vests (i) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2025 and (ii) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period.
See the “Outstanding Equity Awards at Fiscal Year End” table below and the “Potential Payments Upon Termination or a Change in Control” section below for further details on the grants of RSUs and PSUs to certain of our Named Executive Officers.

Outstanding Equity Awards at 2023 Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards of our Named Executive Officers as of December 31, 2023 with respect to the named executive officer.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Brandon Moss(3)	July 17, 2023	61,775	$959,984	—	—
	July 17, 2023	41,184	$639,999	—	—
	July 17, 2023	—	—	61,775	$959,984
Dominic Bardos(4)	October 17, 2022	8,932	$138,803	—	—
	October 17, 2022	14,737	$229,013	—	—
	October 17, 2022	—	—	26,796	$416,410
	January 18, 2023(5)	20,894	$324,693	—	—
	January 18, 2023(6)	—	—	31,341	$487,039
Mehgan Peetz	January 29, 2021(7)	22,000	$341,880	—	—
	November 8, 2021(8)	5,101	$79,270	—	—
	April 18, 2022(9)	15,942	$247,739	—	—
	April 18, 2022(10)	—	—	47,826	$743,216
	January 18, 2023(5)	16,497	$256,363	—	—
	January 18, 2023(6)	—	—	24,746	$384,553
Jeffery Tolnar	March 31, 2021(11)	7,188	$111,702	—	—
	November 8, 2021(8)	5,101	$79,270	—	—
	April 18, 2022(9)	12,636	$196,363	—	—
	April 18, 2022(10)	—	—	37,908	$589,090
	January 18, 2023(5)	12,112	$188,220	—	—
	January 18, 2023(6)	—	—	18,169	$282,346

(1)	The treatment of these awards upon certain termination and change in control events is described in the “Potential Payments Upon Termination or a Change in Control” section below.
(2)	The values in these columns are calculated based on $15.54, the closing price of the Company’s Class A common stock on December 29, 2023, the last trading day of the 2023 Fiscal Year.
(3)
On July 17, 2023, Mr. Moss was granted the following equity awards: (i) an award of 61,775 RSUs, which vests in substantially equal installments on each of the first three anniversaries of the grant date, subject to continued employment through the applicable vesting date; (ii) an award of 41,184 RSUs, 100% of which vests on July 17, 2024, subject to continued employment through such vesting date; and (iii) an award of PSUs, which vests (x) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2025 and (y) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. Such award of PSUs can ultimately vest from 0% to 200%. The values of such award of PSUs is based on achieving target performance.

(4)
On October 17, 2022, Mr. Bardos was granted the following equity awards: (i) an award of 13,398 RSUs, which vests in substantially equal installments on each of the first three anniversaries of the grant date, subject to continued employment through the applicable vesting date; (ii) an award of 36,843 RSUs, 60% of which vested on July 16, 2023 and 40% of which vests on July 16, 2024, subject to continued employment through the applicable vesting date; and (iii) an award of PSUs, which vests (x) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2024 and (y) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. Such award of PSUs can ultimately vest from 0% to 200%. The values of such award of PSUs is based on achieving maximum performance (i.e., achievement of Stretch performance).

(5)
Mr. Bardos, Ms. Peetz and Mr. Tolnar were each granted an award of RSUs on January 18, 2023. Each such award vests in substantially equal installments on each of the first three anniversaries of December 4, 2022, subject to continued employment through the applicable vesting date.

(6)
Mr. Bardos, Ms. Peetz and Mr. Tolnar were each granted an award of PSUs on January 18, 2023. Each such award vests (i) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2025 and (ii) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. The awards of PSUs can ultimately vest from 0% to 200%. The values of the PSUs reported in this column are based on achieving target performance.

(7)
On January 29, 2021, Ms. Peetz was granted an award of RSUs in connection with the IPO, with 16,000 RSUs fully vested upon grant and the remaining 44,000 RSUs vesting 25% on each of the first four anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(8)
On November 8, 2021, Ms. Peetz and Mr. Tolnar were each granted an award of RSUs, each of which vests in substantially equal installments on each of the first three anniversaries of September 13, 2021, subject to continued employment through the applicable vesting date.

(9)
Ms. Peetz and Mr. Tolnar were each granted an award of RSUs on April 18, 2022. Each such award vests in substantially equal installments on each of the first three anniversaries of March 7, 2022, subject to continued employment through the applicable vesting date.

(10)
Ms. Peetz and Mr. Tolnar were each granted an award of PSUs on April 18, 2022. Each such award vests (i) fifty percent (50%) based on the Company’s compound annual revenue growth rate measured as of the last day of the three-year performance period ending on December 31, 2024 and (ii) fifty percent (50%) based on the Company’s average gross profits during such performance period, in each case, subject to continued employment through the date the Compensation Committee certifies achievement of the performance criteria following the end of such performance period. The awards of PSUs can ultimately vest from 0% to 200%. The values of the PSUs reported in this column are based on achieving maximum performance (i.e., achievement of Stretch performance).

(11)
On March 31, 2021, Mr. Tolnar was granted an award of RSUs, which vests 25% on each of the first four anniversaries of the grant date, subject to continued employment through the applicable vesting date.

Stock Awards Vested in the 2023 Fiscal Year
The following table sets forth certain information with respect to the vesting of stock awards during the fiscal year ended December 31, 2023 with respect to our Named Executive Officers.

Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Brandon Moss	—	—
Dominic Bardos	37,019	$783,219
Mehgan Peetz	32,322	$743,212
Jeffery Tolnar	21,071	$444,836
Jason Whitaker	247,039	$5,516,427

(1)
Represents the gross number of shares acquired by the applicable Named Executive Officer during the 2023 Fiscal Year upon the vesting of RSU awards, without reduction for any shares withheld to satisfy applicable tax obligations.

(2)
Represents the value of the shares acquired by the applicable Named Executive Officer during the 2023 Fiscal Year upon the vesting of RSU awards, calculated based upon the share price on the date of vesting.

Pension Benefits
Our Named Executive Officers did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The Board or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.
Nonqualified Deferred Compensation
Our Named Executive Officers did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Board or Compensation Committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Potential Payments Upon Termination or a Change in Control
Employment Agreements and Offer Letters
The Employment Agreements each provide that upon a termination of the applicable executive’s employment by the Company without “cause” or by the applicable executive with “good reason” (each as defined therein), subject to the applicable executive’s execution of a fully effective release of claims in favor of the Company and continued compliance with restrictive covenants, the applicable executive is eligible to receive (i) base salary continuation payments and (ii) payment or reimbursement of a portion of continuation coverage premiums under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, in each case, for 12 months.
The 2022 offer letter for Mr. Tolnar provides that upon a termination by the Company without “cause” (which is not defined), Mr. Tolnar will be eligible to receive base salary continuation payments for three months. However, the offer letter also provides that if the severance provided to him under the Severance Plan is greater than the severance provided to him under his 2022 offer letter, he will receive severance under the Severance Plan. As of December 31, 2023, Mr. Tolnar is currently a participant in the Severance Plan.
The offer letter for Mr. Moss provides that Mr. Moss is a participant in the Severance Plan, as discussed below.
The Employment Agreements generally provide that “cause” means (i) the applicable executive’s material breach of the employment agreement or any other agreement with the Company or its affiliates, (ii) the applicable executive’s breach of any policy or code of conduct established by the Company or its affiliates, (iii) the applicable executive’s violation of any law applicable to the workplace or the Company or its affiliates (including any law regarding anti-discrimination, anti-harassment or anti-retaliation), (iv) the applicable executive’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement that has or could reasonably be expected to have an adverse effect on the Company or its affiliates, (v) the commission by the applicable executive of, or conviction or indictment of the applicable executive for, or plea of nolo contendere by the applicable executive to, any felony or any crime involving moral turpitude, or (vi) the applicable executive’s willful failure or refusal to perform the applicable executive’s duties or to follow any lawful directive from the Company or the board of directors of Shoals Parent, subject to a 30-day cure right, if curable.
The Employment Agreements generally provide that “good reason” means, subject to certain notice and cure conditions, (i) a material diminution in the applicable executive’s base salary or authority, duties and responsibilities, or (ii) the relocation of the applicable executive’s principal place of employment by more than 50 miles.
Mr. Tolnar and Mr. Moss are each participants in the Severance Plan, which includes “cause” and “good reason” definitions. However, Mr. Moss’s offer letter includes a slightly revised definition of “good reason”. Under Mr. Moss’s offer letter, “good reason” means, subject to certain notice and cure conditions, (i) a material diminution in his base salary or authority, duties and responsibilities (provided that the removal of Mr. Moss as an officer or board member of a member of the Company group (other than the Company) will not constitute “good reason”), (ii) the relocation of Mr. Moss’s principal place of employment by more than 50 miles (provided that the relocation contemplated in the offer letter will not constitute “good reason”), or (iii) any other action or inaction that constitutes a material breach by the Company of his offer letter.
Jason Whitaker Separation Agreement
On February 24, 2023, the Company entered into a separation agreement with Mr. Whitaker, memorializing the terms and conditions of his termination due to disability under his employment agreement and his grant agreements governing his outstanding RSUs and PSUs. Pursuant to such grant agreements, Mr. Whitaker received the following treatment of his outstanding RSUs and PSUs, in each case, effective as of the date he re-executed his separation agreement (which occurred within twenty-one days following March 15, 2023): (i) all of his unvested RSUs accelerated and immediately vested, and (ii) a prorated portion of his unvested PSUs accelerated and immediately vested based on target performance, determined by the number of days Mr. Whitaker was employed with the Company during the three-year performance period that started on January 1, 2022. Mr. Whitaker was not entitled to any additional benefits or severance payments under his employment agreement.

The aggregate value of Mr. Whitaker’s accelerated equity awards payable to him in accordance with the terms of his separation agreement was equal to $4,342,226 based on a price per share of our Class A common stock of $21.41 (the closing price of the Company’s Class A common stock on March 23, 2023).
Equity Awards
Upon the applicable executive’s termination of service, any unvested RSUs or PSUs are automatically forfeited. However, notwithstanding the foregoing:
•
If such executive is terminated due to death or “disability” (as defined in the LTIP), (i) 100% of the RSUs will accelerate and vest, and (ii) a prorated portion of the unvested PSUs will accelerate and vest, based on target performance, calculated based on the number of days the applicable executive was employed by the Company or an affiliate during the applicable performance period, and all then-unvested PSUs will be automatically forfeited.

•
If such executive is terminated by the Company without “cause” (as defined in the LTIP), (i) the portion of the RSUs that would have vested on the first vesting date following such termination will accelerate and vest, and all then-unvested RSUs will be automatically forfeited, and (ii) a prorated portion of the unvested PSUs will accelerate and vest, based on actual performance, calculated based on the number of days the applicable executive was employed by the Company or an affiliate during the applicable performance period, and all then-unvested PSUs will be automatically forfeited.

•
In the event of a “change in control” (as defined in the LTIP), (i) to the extent the RSUs are not assumed by the surviving entity in connection with such change in control, 100% of the RSUs will accelerate and fully vest, or (ii) to the extent the RSUs are assumed by the surviving entity in connection with such change in control, upon the applicable executive’s termination without cause or resignation for “good reason” (as defined in the applicable award agreement) within the 24-month period following the change in control, 100% of the RSUs will accelerate and fully vest.

•
In the event of a “change in control” (as defined in the LTIP), to the extent the PSUs are assumed by the surviving entity in connection with such change in control, upon the applicable executive’s termination without cause or resignation for “good reason” (as defined in the applicable award agreement) within the 24-month period following the change in control, the PSUs will accelerate and vest, based on target performance, and all then-unvested PSUs will be automatically forfeited.

Pursuant to her employment agreement, Ms. Peetz is entitled to immediate vesting of the number of Peetz RSUs equal to (i) the number of full calendar quarters that have elapsed since the last vesting date preceding the date of termination, divided by 16, multiplied by (ii) the number of Peetz RSUs originally granted.
Executive Severance Plan
On February 23, 2023, the Board adopted the Severance Plan, effective as of February 23, 2023. The Severance Plan will be administered by the Compensation Committee. Eligible executives will be designated by the Compensation Committee, and will be required to enter into a participation agreement with the Company in order to participate in the Severance Plan. Mr. Whitaker was not entitled to receive any payments or benefits under the Severance Plan in connection with his termination of employment.
Upon a Qualifying Termination outside of the Change in Control Protection Period (each as defined in the Severance Plan), participants in the Severance Plan will be eligible to receive, subject to the execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following severance payments and benefits:
•
a cash severance payment equal to 12 months of the participant’s base salary (or 24 months for the Chief Executive Officer), payable in substantially equal installments over the 12-month period following the date of termination (or the 24-month period for the Chief Executive Officer); and

•
during the portion of the participant’s severance period that the participant is eligible for and timely elects continued coverage pursuant to COBRA, the Company will, at its option, pay or reimburse the participant for the difference between the amount paid to continue coverage and the employee contribution amount (the “COBRA Benefits”).

Upon a Qualifying Termination during the Change in Control Period, participants in the Severance Plan will be eligible to receive, subject to the execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following severance payments and benefits:
•
a cash severance payment equal to the sum of (i) 12 months of the participant’s base salary plus (ii) the participant’s target annual bonus for the year that includes the date of termination (or, for the Chief Executive Officer, the sum of (x) 24 months of the Chief Executive Officer’s base salary plus (y) two times the Chief Executive Officer’s target annual bonus for the year that includes the date of termination), payable in substantially equal installments over the 12 month period following the date of termination, (or the 24 month period for the Chief Executive Officer); and

•	the COBRA Benefits.
Upon a participant’s termination of employment for any reason (pursuant to a Qualifying Termination or otherwise), all outstanding equity awards held by the participant will be treated in accordance with the applicable award agreements and the LTIP. Further, in the event a participant is covered by an employment agreement that may duplicate the severance payments and benefits described above, the Compensation Committee will reduce or eliminate the duplicative benefits provided for under the Severance Plan.
The following table provides information regarding potential payments to certain of our Named Executive Officers as of December 31, 2023 in connection with certain termination or change in control events.

Benefits and Payments Upon Termination(1)	Termination Due to Death or Disability	Termination by the Company Without Cause or by the Executive for Good Reason (a “Qualifying Termination”) Not Within 24 Months Following Change in Control(2)	Qualifying Termination Within 24 Months Following Change in Control	Change in Control With No Qualifying Termination
Jason Whitaker(3)	$4,342,226	—	—	—
Brandon Moss
Cash Severance Payments(4)	—	$1,450,000	$2,900,000	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$1,599,983	$959,999	$1,599,983	$1,599,983
Unvested PSUs.	$146,309	$146,309	$959,984	—
COBRA Payments(6)	—	$39,019	$39,019	—
Dominic Bardos
Cash Severance Payments(4)	—	$475,000	$831,250	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$692,509	$460,761	$682,509	$692,509
Unvested PSUs.	$248,624	$248,624	$695,244	—
COBRA Payments(6)	—	$13,345	$13,345	—
Mehgan Peetz
Cash Severance Payments(4)	—	$400,000	$640,000	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$925,252	$506,153	$583,372	$583,372
Unvested PSUs.	$375,602	$375,602	$756,161	—
COBRA Payments(7)	—	—	—	—
Jeffery Tolnar
Cash Severance Payments(4)	—	$415,000	$726,250	—
Accelerated Vesting of Equity Awards:(5)
Unvested RSUs.	$575,555	$271,562	$463,853	$463,853
Unvested PSUs.	$290,241	$290,241	$576,891	—
COBRA Payments(6)	—	$13,345	$13,345	—

(1)
Information in this table assumes a termination date of December 29, 2023 and a price per share of our Class A common stock of $15.54 (the closing price of the Company’s Class A common stock on December 29, 2023, the last trading day of the 2023 Fiscal Year).

(2)
The accelerated equity award amounts reported in this column are only payable to the applicable Named Executive Officer in the event of a termination by the Company without cause, and are not payable in the event of a termination by such executive for good reason.

(3)
Represents the aggregate value of Mr. Whitaker’s accelerated equity awards payable to him in accordance with the terms of his separation agreement. This value is based on a price per share of our Class A common stock of $21.41 (the closing price of the Company’s Class A common stock on March 23, 2023).

(4)
Represents the cash severance payments payable to the applicable Named Executive Officer (calculated based on the base salary in effect as of December 31, 2023) in accordance with the terms of the applicable agreement or plan.

(5)
Represents the aggregate value of the applicable Named Executive Officer’s accelerated equity awards payable to the Named Executive Officer in accordance with the terms of the applicable agreement or plan.

(6)	Represents the aggregate COBRA payments payable to the applicable Named Executive Officer in accordance with the terms of the applicable agreement or plan.
(7)
Ms. Peetz was not participating in the Company’s group health plan as of December 31, 2023, and therefore she was not eligible to receive the COBRA payments contemplated in her employment agreement as of December 31, 2023.

Equity Compensation Plan Information
The following table provides certain information with respect to all compensation plans under which our equity securities are authorized for issuance as of December 31, 2023.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of Securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	1,464,932	—	5,744,035
Equity compensation plans not approved by security holders	—	—	—
Total	1,464,932	—	5,744,035

(1)	Refers to the LTIP.
(2)	There were no outstanding stock options as of December 31, 2023.
(3)
The number of shares authorized for issuance under the LTIP is subject to an automatic annual increase on January 1 of each calendar year during the term of the LTIP, equal to the lesser of (i) five percent of our outstanding common stock on the final day of the immediately preceding calendar year, and (ii) a smaller amount determined by the Board.

Chief Executive Officer Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio comparing the median of the annual total compensation of our employees other than Mr. Moss, our Chief Executive Officer as of October 1, 2023 (the date selected to identify the median employee, as further described below), and the annual total compensation of Mr. Moss. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K.
For the 2023 Fiscal Year:
•	The annual total compensation of the median employee identified at the median of all employees (other than Mr. Moss) was $57,008;
•	The annual total compensation of Mr. Moss was $6,607,219; and
•	The estimated ratio of the annual total compensation of Mr. Moss to the median annual total compensation of all other employees was approximately 116 to 1.
We selected October 1, 2023 as the date to determine the median employee. As of October 1, 2023, we had 726 employees globally, including 723 U.S. employees and three non-U.S. employees. In determining the identity of our median employee, we excluded three contracted service providers located in Spain, which in the aggregate represents less than 5% of our workforce. To identify the median employee we used federal taxable W-2 earnings, as determined from the Company’s payroll records for the twelve-month period ended December 31, 2023. Federal taxable W-2 earnings consist of cash compensation (including base salary, hourly wages, overtime pay, and annual incentive compensation) and other taxable earnings. We annualized the compensation for any employees who commenced work in 2023 and were employed as of October 1, 2023.

In accordance with the rules set forth in Item 402(u) of Regulation S-K, we calculated the median employee’s annual total compensation in the same manner as the calculation of Mr. Moss’s annual total compensation in the “Summary Compensation Table” above.
Mr. Moss was serving as our Chief Executive Officer as of October 1, 2023. The annual total compensation for Mr. Moss was calculated based on the values included in the “Summary Compensation Table” above, and was then annualized for 2023, as Mr. Moss did not begin serving as our Chief Executive Officer until July 17, 2023. To annualize Mr. Moss’s 2023 annual total compensation, (i) we first started with his total compensation as reported in the “2023 Summary Compensation Table” above (i.e., $5,560,030), (ii) next, we annualized his 2023 amounts reported in the “Salary” and the “Non-Equity Incentive Plan Compensation” columns of the “2023 Summary Compensation Table” above, since these amounts as reported in the “2023 Summary Compensation Table” above reflect Mr. Moss’s partial year of service with us, and (iii) finally, we added his 2023 amounts reported in the “Bonus”, “Stock Awards” and “All Other Compensation” columns of the “2023 Summary Compensation Table” above, since these amounts reflect one-time payments. This resulted in an annualized 2023 annual total compensation value for Mr. Moss equal to $6,607,219, which was used to calculate the ratio of annual total compensation for Mr. Moss to the annual total compensation for our median employee.
We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our Named Executive Officers for the years ended on December 31, 2023 and December 31, 2022.

									Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO 1(1)	Compensation Actually Paid to PEO 1(1)(2)	Summary Compensation Table Total for PEO 2(3)	Compensation Actually Paid to PEO 2(3)(2)	Summary Compensation Table Total for PEO 3(4)	Compensation Actually Paid to PEO 3(4)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(5)	Average Compensation Actually Paid to Non-PEO NEOs(5)(2)	Total Shareholder Return(6)	Peer Group Total Shareholder Return(6)	Net Income(7)	Adjusted EBITDA(8)
2023	$4,477,834	$301,159(9)	$2,217,300	$1,180,717(9)	$5,560,030	$3,239,960(9)	$2,512,152	$1,086,518(9)	$45.80	$47.53	$39,974,000	$173,391,000
2022	$4,712,152	$8,885,983	—	—	—	—	$1,074,313	$1,160,674	$72.71	$64.56	$127,611,000	$92,989,000
2021	$3,684,742	$2,916,141	—	—	—	—	$1,847,832	$1,795,895	$71.62	$67.78	$(327,000)	$62,857,000

(1)
The name of the Principal Executive Officer of the Company (“PEO”) that is included as PEO 1 in these columns is Jason Whitaker. On February 23, 2023, the Board made the decision to terminate Mr. Whitaker’s employment as Chief Executive Officer of the Company due to disability, effective as of March 15, 2023.

(2)
In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

(3)
The name of the PEO that is included as PEO 2 in these columns is Jeffery Tolnar. On February 23, 2023, the Company appointed Jeffery Tolnar as interim Chief Executive Officer, effective immediately following Mr. Whitaker’s termination on March 15, 2023. Upon the effectiveness of Mr. Moss’s appointment as Chief Executive Officer, Jeffery Tolnar ceased serving as Interim Chief Executive Officer and resumed his position as President. Jeffery Tolnar was previously appointed as the Company’s President, effective as of December 19, 2022, and prior to serving as President was the Company’s Senior Vice President, Electric Vehicle Solutions since April 2021.

(4)	The name of the PEO that is included as PEO 3 in these columns is Brandon Moss. On June 14, 2023, the Company appointed Brandon Moss as Chief Executive Officer, effective July 17, 2023.
(5)
The names of each of the non-PEO Named Executive Officers reflected in these columns for each applicable fiscal year are as follows: (i) for the 2023 Fiscal Year, Dominic Bardos and Mehgan Peetz; (ii) for the 2022 Fiscal Year, Dr. Philip Garton, Kevin Hubbard, Dominic Bardos, Mehgan Peetz and Jeffery Tolnar; and (iii) for the 2021 Fiscal Year, Mehgan Peetz and Jeffery Tolnar.

(6)
The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our 2023 Annual Report to shareholders pursuant to Item 201(e) of Regulation S-K: MAC Global Solar Energy Index (SUNIDX).
(7)	Represents the amount of net income attributable to Shoals Technologies Group, Inc. reflected in the Company’s audited GAAP financial statements for each applicable period.
(8)
We have selected Adjusted EBITDA as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to our Named Executive Officers to company performance for the 2023 Fiscal Year. We define Adjusted EBITDA as net income plus (i) interest expense, net, (ii) income tax expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii), wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses. See Appendix A for reconciliation of net income to Adjusted EBITDA.

(9)
For the 2023 Fiscal Year, the ‘compensation actually paid’ to the PEOs and the average ‘compensation actually paid’ to the non-PEO Named Executive Officers reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for the 2023 Fiscal Year, computed in accordance with Item 402(v) of Regulation S-K:

	PEO 1	PEO 2	PEO 3	Average Non-PEO NEOs
Total Compensation Reported in 2023 Summary Compensation Table	$4,477,834	$2,217,300	$5,560,030	$2,512,152
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2023 Summary Compensation Table	—	($1,026,912)	($4,400,045)	($1,585,019)
Plus, Year-End Fair Value of Awards Granted in 2023 that are Outstanding and Unvested	—	$329,394	$2,079,975	$508,426
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	—	($413,504)	—	($487,551)
Plus, Vesting Date Fair Value of Awards Granted in 2023 that Vested in 2023	—	$87,584	—	$135,172

	PEO 1	PEO 2	PEO 3	Average Non-PEO NEOs
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2023 (From Prior Year-End to Vesting Date)	($578,025)	($13,144)	—	$3,338
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2023	($3,598,650)	—	—	—
Plus, Dollar Value of Dividends, Dividend Equivalents or other Earnings Paid on Stock & Option Awards in 2023 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for that Year)	—	—	—	—
Total Adjustments	($4,176,675)	($1,036,583)	($2,320,070)	($1,425,634)

Compensation Actually Paid for the 2023 Fiscal Year	$301,159	$1,180,717	$3,239,960	$1,086,518
Pay versus Performance Comparative Disclosure
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following charts describing the relationships between the information presented in the table above.
Compensation Actually Paid and Company TSR

Compensation Actually Paid and Net Income

(1)	Fiscal Year 2022 net income includes $110.9 million non-recurring gain related to the termination of the tax receivable agreement on December 6, 2022.

Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid vs. Adjusted EBITDA
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
Compensation Actually Paid
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$-
Adjusted EBITDA (millions)
$62.9
$93.0
$173.4
2021
2022
2023
Sum of PEO's
Average for Non-PEO NEO's
Adjusted EBITDA

Company TSR and Peer Group TSR

Company TSR vs. Peer Group TSR
Cummulative TSR
(value of initial $100 investment)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
$71.62
$67.78
$72.71
$64.56
$47.53
$45.80
2021
2022
2023
Company TSR
Peer Group TSR

Pay versus Performance Tabular List
The following table lists our most important performance measures used by us to link ‘compensation actually paid’ to our Named Executive Officers to company performance for the 2023 Fiscal Year. The performance measures included in this table are not ranked by relative importance.
Most Important Performance Measures
Adjusted EBITDA
Average Gross Margin
Net Revenue CAGR
Definitions of Adjusted EBITDA and Average Gross Margin and Net Revenue CAGR are included in the sections entitled “Business Environment and Financial Results” and “2023 Fiscal Year Long-Term Incentive Equity Compensation,” respectively.

DIRECTOR COMPENSATION
The following table summarizes the compensation awarded or paid to the members of the Board for the 2023 Fiscal Year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brad Forth	$50,000	$424,262	$474,262
Peter Wilver	$75,000	$150,849	$225,849
Ty Daul	$75,000	$150,849	$225,849
Toni Volpe	$75,000	$150,849	$225,849
Lori Sundberg	$90,000	$150,849	$240,849
Jeannette Mills	$75,000	$150,849	$225,849
Robert Julian	$100,000	$150,849	$250,849

(1)
Amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock awards that were granted to certain of our directors in the 2023 Fiscal Year. On May 4, 2023, Peter Wilver, Ty Daul, Toni Volpe, Lori Sundberg, Jeannette Mills and Robert Julian each received an award of 8,325 RSUs. Brad Forth received an award of 23,414 RSUs on May 4, 2023. Each such award of RSUs vests one-hundred percent (100%) on the date of this 2024 Annual Meeting, subject to continued service through such vesting date.

Narrative Disclosure to Director Compensation Table
On January 29, 2021, the Board adopted the Amended and Restated Non-Employee Director Compensation Policy for our non-employee directors (the “Director Compensation Policy”). Pursuant to the Director Compensation Policy, our non-employee directors are eligible to receive compensation for their service on the Board consisting of an annual cash retainer (and, if applicable, committee chairperson fees) and an annual award of RSUs granted under the LTIP. On October 17, 2022, effective as of May 4, 2022, the Board amended and restated the Director Compensation Policy. During the 2023 Fiscal Year, the Director Compensation Policy provided for the following:
Each non-employee director receives an annualized cash retainer of $75,000, paid in four equal quarterly installments, and prorated for any partial year of service on the Board. Each non-employee director who is a chairperson of a committee of the Board is entitled to additional cash compensation for such service, paid in four equal quarterly installments and prorated for any partial year of service, as follows: (i) $25,000 for the chairperson of the Audit Committee, (ii) $15,000 for the chairperson of the Compensation Committee, and (iii) $15,000 for the chairperson of the Nominating and Corporate Governance Committee.
Each non-employee director also receives an annual award of RSUs granted under the LTIP on or about the date of our annual meeting of shareholders, which will vest on the date of the annual meeting of shareholders in the subsequent year, subject to continued service through such date. The grant date fair market value of each such annual RSU award will equal approximately $160,000. In the event a new non-employee director is elected or appointed to the Board, such director will be eligible to receive an annual RSU award for the year of election or appointment, as applicable, which will vest on the date of the first Company annual meeting of shareholders to occur immediately following the applicable grant date, subject to continued service through such date, and prorated based on the number of days served during the period commencing as of the date of the Company annual meeting of shareholders that occurred immediately prior to the applicable grant date and ending on the applicable vesting date.
Brad Forth, in his capacity as Chairman of the Board, was entitled to receive the following cash and equity compensation through December 31, 2023: (i) an annualized cash retainer of $50,000 and (ii) an annual RSU award with a grant date fair market value equal to approximately $450,000.
Our directors are eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings or otherwise perform their duties consistent with service on the Board. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. The Board may revise the compensation arrangements for our directors from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	whether the transaction was undertaken in the ordinary course of business;
•	whether the transaction was initiated by the Company or the Related Party;
•	the availability of other sources of comparable products or services;
•	whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company;
•	the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related party;
•	the related party’s interest in the transaction; and
•	any other information regarding the transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.
The Audit Committee may only approve those transactions that are in our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees, directors and executive officers must disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
2023 Secondary Common Stock Offering
On March 10, 2023, certain affiliates of Dean Solon, the Company’s founder completed a public offering of 24,501,650 shares of Class A common stock (the “Selling Stockholders”). The offering was made pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-268610) that became effective under the Securities Act when filed with the SEC on November 30, 2022, and a related prospectus supplement dated March 7, 2023. The Company did not receive any of the proceeds from the sale of Class A common stock by the Selling Stockholders. However, pursuant to a Registration Rights Agreement that provided the Selling Stockholders and others with customary long form and short form demand registration and other rights, we bore the costs associated with the sale of shares of Class A common stock by the Selling Stockholders, other than underwriting discounts and commissions, which were approximately $1.2 million.
Shoals Parent LLC Interests - Redemptions and Conversions
In connection with the IPO, Shoals, the Company’s founder and certain executive officers, employees and their respective permitted transferees (collectively, the “Continuing Equity Owners,” which, for the avoidance of doubt, does not include Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P.) entered into the third amended and restated limited liability company agreement of Shoals Parent LLC (a former subsidiary of the Company). Certain of our former directors, executive officers, and beneficial owners of more than 5% of any class of our capital stock were Continuing Equity Owners and thus were parties to the limited liability agreement of Shoals Parent LLC.
Through March 2023, the Continuing Equity Owners could from time to time (subject to the terms of the limited liability agreement of Shoals Parent) exercise a right to require redemption of their membership interests (the “LLC Interests”) in exchange for cash or, at our election, shares of our Class A common stock on a one-for-one basis. We could alternatively acquire such LLC Interests for shares of our Class A common stock or cash in connection with any exercise of such right. In connection with the exercise of the redemption or exchange of LLC Interests (1) the Continuing Equity Owners were required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, and therefore, such Class B common stock would be transferred to the Company and canceled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged and (2) all redeeming members would surrender LLC Interests to Shoals Parent LLC for cancellation.
In March 2023, in connection with the 2023 common stock offering described above, the Company’s founder and certain of his affiliates converted all of the LLC Interests and corresponding Class B common stock of the Company beneficially owned by them into Class A common stock of the Company. In addition, following such offering, all other Continuing Equity Owners, also converted all the LLC Interests of Shoals Parent LLC and corresponding Class B common stock of the Company beneficially owned by them into Class A common stock of the Company. Upon effectiveness of such conversion, all of the LLC Interests in Shoals Parent LLC were held by the Company, no other holders owned LLC Interests and no Class B common stock remained outstanding.
Following an organizational simplification conducted in 2023, whereby the Company eliminated the umbrella-partnership C corporation structure, Shoals Parent LLC merged with and into Shoals Intermediate Parent, Inc., a wholly-owned subsidiary of the Company, with Shoals Intermediate Parent, Inc. surviving the merger.
Limitation of Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) and our Certificate of Incorporation also allows our Board to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the Company or amounts paid in settlement to the Company. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.
We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.
The Board believes that the limitation of liability and indemnification provisions in our Certificate of Incorporation, Bylaws and insurance policies are necessary to attract and retain qualified directors and officers.
At the Annual Meeting, in Proposal 4, we are asking that shareholders approve an amendment to our Certificate of Incorporation to provide for the exculpation of certain officers of the Company as permitted by recent amendments to Delaware law. The limitation provisions in our currently effective Certificate of Incorporation with respect to directors, and if approved, the limitation provisions subject to Proposal 4 with respect to officers, may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these limitation of liability and indemnification provisions.
We are party to customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 5, 2024 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on an aggregate of 170,332,858 shares of Class A common stock outstanding as of March 5, 2024.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or will become exercisable or will vest within 60 days of March 5, 2024 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Shoals Technologies Group, Inc., 1400 Shoals Way, Portland, Tennessee 37148.

	Class A Common Stock Beneficially Owned(1)
Named of Beneficial Owner	Number	% Voting Power
5% Shareholders:
BlackRock, Inc.(2)	21,540,815	12.6%
The Vanguard Group(3)	16,360,439	9.6%
Wellington Management Group LLP(4)	12,910,322	7.6%
ClearBridge Investments, LLC(5)	8,976,984	5.3%
Named Executive Officers and Directors:
Brandon Moss	—	—
Dominic Bardos	22,362	*
Jeffery Tolnar(6)	33,029	*
Mehgan Peetz(7)	32,671	*
Jason Whitaker	—	—
Ty Daul(8)	36,916	*
Brad Forth(9)	363,895	*
Robert Julian(10)	13,060	*
Jeannette Mills(11)	13,060	*
Lori Sundberg(12)	31,416	*
Toni Volpe(13)	31,416	*
Peter Wilver(14)	32,877	*
All executive officers and directors as a group (12 individuals)(15)	617,735	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)
Represents the percentage of voting power of our Class A common stock. Each share of Class A common stock entitles the holder to one vote per share. Our common stock is divided in two classes: Class A common stock and Class B common stock. Even though holders of Class B common stock would be entitled to one vote per share and to vote together with holders of Class A common stock as a single class on all matters presented at this Annual Meeting, as of the Record Date, there were no shares of Class B common stock outstanding.

(2)
Represents shares beneficially owned by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001. BlackRock, Inc. reported that it has sole voting power as to 21,281,752 of these shares and sole dispositive power as to 21,540,815 of these shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 23, 2024.

(3)
Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group reported that it has shared voting power as to 315,913 of these shares, sole dispositive power as to 15,861,620 of these shares and shared dispositive power as to 498,819 of these shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024.

(4)
Represents shares beneficially owned by Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210. Wellington Management Group LLP reported that it has shared voting power as to 10,838,923 of these shares and shared dispositive power as to 12,910,322 of these shares. The foregoing information is based solely on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 8, 2024.

(5)
Represents shares beneficially owned by ClearBridge Investments, LLC, 620 8th Ave., New York, NY 10018. ClearBridge Investments, LLC reported that it has sole voting power as to 8,976,757 of these shares and sole dispositive power as to 8,976,984 of these shares. The foregoing information is based solely on a Schedule 13G filed by ClearBridge Investments, LLC with the SEC on February 9, 2024.

(6)	Includes 9,912 RSUs that vest within 60 days of March 5, 2024.
(7)	Includes 7,971 RSUs that vest within 60 days of March 5, 2024.
(8)	Includes 8,325 RSUs that vest within 60 days of March 5, 2024.
(9)	Includes 23,414 RSUs that vest within 60 days of March 5, 2024.
(10)	Includes 8,325 RSUs that vest within 60 days of March 5, 2024.
(11)	Includes 8,325 RSUs that vest within 60 days of March 5, 2024.
(12)	Includes 8,325 RSUs that vest within 60 days of March 5, 2024.
(13)	Includes 8,325 RSUs that vest within 60 days of March 5, 2024.
(14)	Includes 8,325 RSUs that vest within 60 days of March 5, 2024.
(15)	Includes 95,543 RSUs that vest within 60 days of March 5, 2024.

PROPOSAL 2 – SAY-ON-PAY
We are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the related compensation tables and narrative. This item is being presented pursuant to Section 14A of the Exchange Act. Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our executive compensation program.
Our executive compensation program is designed to support our long-term success and reflect our pay-for-performance culture. We have a strong belief in promoting a pay-for-performance culture, and, accordingly, as described in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns the interests of our executive officers, including our Named Executive Officers, with those of our shareholders. Our executive compensation program is designed to recruit and retain as executive officers individuals with the highest capacity to develop, grow, and manage our business, and to align their compensation with our short-term and long-term goals.
You are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the proxy statement for the 2024 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION ABOVE.

PROPOSAL 3 – AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PHASE-IN ANNUAL DIRECTOR ELECTIONS
Our Board has unanimously approved and declared advisable, and recommends that our shareholders adopt, an amendment to our Certificate of Incorporation, to declassify our Board and phase-in annual director elections.
Our Certificate of Incorporation provides for three classes of directors, with each class elected for a three-year term. The Board believes it is advisable and in the best interests of the Company and its shareholders to amend our Certificate of Incorporation to phase out the classified Board so that the Board is fully declassified by the 2027 annual meeting of shareholders (the “Declassification Amendment”).
The Declassification Amendment will amend Article VI of our Certificate of Incorporation to provide that our classified Board structure will be phased out beginning at the 2025 annual meeting of shareholders, such that from and after the 2027 annual meeting of shareholders, all directors will be up for election at each annual meeting and will serve for a term of one year and until such directors’ successors are duly elected and qualified or until such directors’ earlier death, resignation or removal.
Pursuant to the Declassification Amendment, the phaseout of the classified Board commences with the 2025 annual meeting of shareholders, at which the Class I directors will be up for election, and each such director will be elected for a one-year term. At the 2026 annual meeting of shareholders, the Class I and Class II directors will be up for election, and each such director will be elected for a one-year term. Finally, at the 2027 annual meeting of shareholders, all classes of directors will be up for election, and each director elected at the 2027 annual meeting of shareholders (and at all annual meetings thereafter) will be elected for a one-year term and until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The phasing in of annual elections of directors over this period is designed so that the term of any incumbent director will not be shortened, and to ensure a smooth transition to a system of annual elections of all our directors.
The Declassification Amendment also provides that directors elected to fill any vacancy on the Board, or to fill newly created director positions resulting from an increase in the number of directors, before the 2027 annual meeting of shareholders, would serve the remainder of the term for the class to which they are elected.
Under Delaware law, directors of companies that have a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise, while directors of companies that do not have a classified board may be removed with or without cause and only by a vote of the majority of the shares then entitled to vote at an election of directors. Article VI of our Certificate of Incorporation provides that a director may be removed from office only with cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon. Therefore, if the proposed Declassification Amendment is adopted, Article VI of our Certificate of Incorporation will also be amended to provide that, beginning with the 2027 annual meeting of shareholders (that is, when the Board is no longer classified), a director may be removed from office with or without cause by a majority of the shares then entitled to vote at an election of directors as required by Delaware law.
This description of the proposed Declassification Amendment is only a summary of the proposed amendments to our Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article VI of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix B. If the Declassification Amendment is approved by our shareholders at the Annual Meeting, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Annual Meeting.
Approval of the Declassification Amendment requires the affirmative vote of the holders of at least 66 2∕3% in voting power of all the outstanding shares of common stock entitled to vote thereon. If you abstain from voting (or direct your proxy to abstain from voting) on this proposal, while your shares will be considered present at the Annual Meeting for purposes of establishing a quorum for the conduct of business at the Annual Meeting, your abstention will have the same effect as a vote against this proposal because abstentions are not affirmative votes “FOR” the proposal. This proposal is a non-routine matter. As a result, if you do not provide voting instructions with respect to this proposal, your shares may constitute broker non-votes, and no votes will be cast on your behalf, with respect to this proposal. Accordingly, such broker non-votes will have the same effect as a vote against this proposal because they are not affirmative votes “FOR” the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATE TO DECLASSIFY OUR BOARD OF DIRECTORS AND PHASE-IN ANNUAL DIRECTOR ELECTIONS.

PROPOSAL 4 – AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE
COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW
Our Board has unanimously approved and declared advisable, and recommends that our shareholders adopt, an amendment to our Certificate of Incorporation to eliminate the personal liability of certain of our officers in limited circumstances, as permitted by the DGCL (the “Exculpation Amendment”).
In August 2022, Section 102(b)(7) of the DGCL was amended to enable Delaware corporations to limit the liability of certain of their officers in limited circumstances. As amended, Section 102(b)(7) of the DGCL provides that certain officers, namely: (i) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in public filings as one of the most highly compensated officers of the corporation; and (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of the State of Delaware’s long-arm jurisdiction statute, may be exculpated against liability to the corporation and its shareholders for monetary damages for breach of fiduciary duty, subject to specified limitations and exceptions. Prior to the amendment of Section 102(b)(7) of the DGCL, Delaware corporations were permitted to exculpate only their directors from personal liability in limited circumstances. As a result, shareholder plaintiffs employed tactics of bringing certain claims against individual corporate officers when such claims would otherwise be exculpated and dismissed if brought against a corporation’s directors. Section 102(b)(7) of the DGCL was amended to rectify the inconsistent treatment between a corporation’s officers and directors and address rising litigation and insurance costs for corporations.
Currently, our Certificate of Incorporation—Article VII—provides for the elimination of the personal liability of our directors to the Company and our shareholders to the fullest extent permitted by the DGCL. Given the limited class and type of claims for which certain of our officers’ liability would be eliminated, the fact that it would be consistent with protections already afforded to our directors and the benefits that the Board believes would accrue to the Company and our shareholders in the form of an enhanced ability to attract and retain qualified and experienced officers, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, has determined that it is in the best interests of the Company and our shareholders that the Certificate of Incorporation be amended to exculpate officers against liability to the Company and its shareholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL and recommended the submission of this amendment to the Company’s shareholders entitled to vote thereon for adoption thereby.
The Exculpation Amendment will permit exculpation only for direct claims for breach of fiduciary duty but would not eliminate officers’ monetary liability for breach of the fiduciary duty claims brought by or in the right of the Company (which would include any claims brought by our shareholders derivatively in the name of the Company). In addition, the Exculpation Amendment will not apply to officers’ breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and any transaction in which the officer derived an improper personal benefit. Further, the Exculpation Amendment will not apply to acts or omissions of officers occurring prior to the date when it becomes effective.
This description of the proposed Exculpation Amendment is only a summary of the proposed amendment to our Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article VII of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix C. If the Exculpation Amendment is approved by our shareholders at the Annual Meeting, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Annual Meeting.
Approval of the Exculpation Amendment requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the outstanding shares of common stock entitled to vote thereon. If you abstain from voting (or direct your proxy to abstain from voting) on this proposal, while your shares will be considered present at the Annual Meeting for purposes of establishing a quorum for the conduct of business at the Annual Meeting, your abstention will have the same effect as a vote against this proposal because they are not affirmative votes “FOR” the proposal. This proposal is a non-routine matter. As a result, if you do not provide voting instructions with respect to this proposal, your shares may constitute broker non-votes, and no votes will be cast on your behalf with respect to this proposal. Accordingly, such broker non-votes will have the same effect as a vote against this proposal because they are not affirmative votes “FOR” the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATE TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW.

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2024. Services provided to the Company and its subsidiaries by BDO USA, LLP for the years ended December 31, 2023 and 2022 are described below.
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by BDO USA, LLP for the years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees(1)	$1,229,179	$1,712,782
Audit-Related Fees	—	—
Tax Fees(2)	—	2,300
All Other Fees	—	—
Total	$1,229,179	$1,715,082

(1)
Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit. Also includes fees for professional services rendered in connection with our primary and secondary offering completed in November 2022 and our secondary offering completed in March 2023.

(2)	Consist of aggregate fees for tax compliance, tax advice and related matters.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by BDO USA, LLP. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of BDO USA, LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace BDO USA, LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate by reference this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
The Audit Committee oversees our financial reporting process and risk management program on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2023 and particularly with regard to the audited consolidated financial statements as of December 31, 2023 and 2022 and for the three years ended December 31, 2023.
The members of the Audit Committee are independent. None of the Audit Committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationships with the Company or any of its subsidiaries or affiliates.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In addition, the Audit Committee reviewed the risk management program and discussed with management the relevant enterprise risk management policies and procedures.
The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended December 31, 2023 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Audit Committee:
Robert Julian, Chair
Ty Daul
Toni Volpe

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://investor.shoals.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. We have also retained Morrow Sodali LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $15,000 plus reasonable out-of-pocket expenses. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A –
Non-GAAP Financial Measures
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings per Share (“EPS”)
We define Adjusted Gross Profit as gross profit plus wire insulation shrinkback expenses. We define Adjusted Gross Profit Percentage as Adjusted Gross Profit divided by revenue. We define Adjusted EBITDA as net income plus (i) interest expense, net, (ii) income tax expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii), wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses. We define Adjusted Net Income as net income attributable to Shoals Technologies Group, Inc. plus (i) net income impact from assumed exchange of Class B common stock to Class A common stock as of the beginning of the earliest period presented, (ii) adjustment to the provision for income tax, (iii) amortization of intangibles, (iv) amortization of deferred financing costs, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii) wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses, all net of applicable income taxes. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average shares of Class A common stock outstanding for the applicable period, which assumes the exchange of all outstanding Class B common stock for Class A common stock as of the beginning of the earliest period presented.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS: (i) as factors in evaluating management’s performance when determining incentive compensation, as applicable; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS to measure our compliance with certain covenants.
Among other limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and may be calculated by other companies in our industry differently than we do or not at all, which may limit their usefulness as comparative measures.
Because of these limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. You should review the reconciliation of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage, net income (loss) to Adjusted EBITDA, and net income (loss) attributable to Shoals Technologies Group, Inc. to Adjusted Net Income and Adjusted Diluted EPS below and not rely on any single financial measure to evaluate our business.

Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage (in thousands):

	Year Ended December 31,
	2023	2022	2021
Revenue	$488,939	$326,940	$213,212
Cost of revenue	320,635	195,629	130,567
Gross profit	$168,304	$131,311	$82,645
Gross profit percentage	34.4%	40.2%	38.8%
Wire insulation shrinkback expenses(a)	$61,705	$—	$—
Adjusted gross profit	$230,009	$131,311	$82,645
Adjusted gross profit percentage	47.0%	40.2%	38.8%
Reconciliation of Net Income to Adjusted EBITDA (in thousands):

	Year Ended December 31,
	2023	2022	2021
Net income	$42,661	$143,013	$3,944
Interest expense, net	24,100	18,538	14,549
Income tax expense	12,274	8,987	86
Depreciation expense	2,612	1,858	1,701
Amortization of intangibles	7,917	8,651	8,352
Payable pursuant to the TRA adjustment(b)	—	6,675	1,663
Gain on termination of TRA	—	(110,883)	—
Loss on debt repayment	—	—	15,990
Equity-based compensation	20,862	16,108	11,286
Acquisition-related expenses	—	42	2,349
COVID-19 expenses(c)	—	—	339
Non-recurring and other expenses(d)	—	—	2,598
Wire insulation shrinkback expenses(a)	61,705	—	—
Wire insulation shrinkback litigation expenses(e)	1,260	—	—
Adjusted EBITDA	$173,391	$92,989	$62,857

Reconciliation of Net Income Attributable to Shoals Technologies Group, Inc. to Adjusted Net Income (in thousands):

	Year Ended December 31,
	2023	2022	2021
Net income attributable to Shoals Technologies Group, Inc.	$39,974	$127,611	$2,348
Net income impact from assumed exchange of Class B common stock to Class A common stock(f)	2,687	15,402	1,596
Adjustment to the provision for income tax(g)	(653)	(3,726)	(456)
Tax effected net income	42,008	139,287	3,488
Amortization of intangibles	7,917	8,651	8,352
Amortization of deferred financing costs	2,165	1,365	1,230
Payable pursuant to the TRA adjustment(b)	—	6,675	1,663
Gain on termination of TRA	—	(110,883)	—
Loss on debt repayment	—	—	15,990
Equity-based compensation	20,862	16,108	11,286
Acquisition-related expenses	—	42	2,349
COVID-19 expenses(c)	—	—	339
Non-recurring and other expenses(d)	—	—	2,598
Wire insulation shrinkback expenses(a)	61,705	—	—
Wire insulation shrinkback litigation expenses(e)	1,260	—	—
Tax impact of adjustments(h)	(24,604)	1,158	(11,381)
Adjusted Net Income	$111,313	$62,403	$35,914

(a)
For the year ended December 31, 2023 represents, (i) $59.1 million wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, and (ii) $2.6 million of inventory write-downs of the defective red wire. We consider expenses incurred in connection with the identification, repair and replacement of the impacted wire harnesses as well as the write-down of related inventory distinct from normal, ongoing service identification, repair and replacement expenses that would be reflected under ongoing warranty expenses within the operation of our business and normal write-downs of inventory, which we do not exclude from our non-GAAP measures. In the future, we also intend to exclude from our non-GAAP measures the benefit of liability releases, if any. We believe excluding expenses from these discrete liability events provides investors with a better view of the operating performance of our business and allows for comparability through periods.

(b)	Represents an adjustment to eliminate the adjustment of the payable pursuant to the TRA.
(c)
Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees and direct legal costs associated with the pandemic.

(d)	Represents certain costs associated with non-recurring professional services, our prior private equity owners’ expenses and other costs.
(e)
For the year ended December 31, 2023 represents $1.3 million of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective red wire. We consider this litigation distinct from ordinary course legal matters given the expected magnitude of the expenses, the nature of the allegations in the Company’s complaint, the amount of damages sought, and the impact of the matter underlying the litigation on the Company’s financial results. In the future, we also intend to exclude from our non-GAAP measures the benefit of recovery, if any. We believe excluding expenses from these discrete litigation events provides investors with a better view of the operating performance of our business and allows for comparability through periods.

(f)	Reflects net income to Class A common stock from assumed exchange of corresponding shares of our Class B common stock held by our founder and management.
(g)
Shoals Technologies Group, Inc. is subject to U.S. Federal income taxes, in addition to state and local taxes. The adjustment to the provision for income tax reflects the effective tax rates below, assuming Shoals Technologies Group, Inc. owned 100% of the units in Shoals Parent LLC prior to March 10, 2023.

	Year Ended December 31,
	2023	2022	2021
Statutory U.S. Federal income tax rate	21.0%	21.0%	21.0%
Permanent adjustments	1.9%	0.2%	1.2%
State and local taxes (net of federal benefit)	3.3%	3.0%	6.4%
Effective income tax rate for Adjusted Net Income	26.2%	24.2%	28.6%
(h)	Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (in thousands, except per share):

	Year Ended December 31,
	2023	2022	2021
Diluted weighted average shares of Class A common stock outstanding, excluding Class B common stock	164,504	114,803	99,507
Assumed exchange of Class B common stock to Class A common stock	5,698	52,828	67,429
Adjusted diluted weighted average shares outstanding	170,202	167,631	166,936
Adjusted Net Income	$111,313	$62,403	$35,914
Adjusted Diluted EPS	$0.65	$0.37	$0.22

APPENDIX B –
Proposed Amendment to the Company’s
Amended and Restated Certificate of Incorporation (Declassification Amendment)
Text of the proposed amendment (deletions are indicated by  ~~strikeouts~~   and additions are indicated by underlining):
ARTICLE VI
BOARD OF DIRECTORS
(a) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. Prior to the date of the 2027 annual meeting of stockholders,  ~~T~~  the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors.  ~~Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.~~   Each director elected at the 2025 annual meeting of stockholders shall be elected for a term expiring at the 2026 annual meeting of stockholders. Each director elected at the 2026 annual meeting of stockholders shall be elected for a term expiring at the 2027 annual meeting of stockholders. At the 2027 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected for a term expiring at the next annual meeting of stockholders.  ~~Any such~~   Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.  ~~The Board is authorized to assign members of the Board to their respective class.~~
(b) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that from and after the Trigger Event, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until, (i) prior to the date of the 2027 annual meeting of stockholders, the next election of the class for which such director shall have been chosen, and (ii) from and after the date of the 2027 annual meeting of stockholders, until the next succeeding annual meeting of stockholders, and in each case, until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(c) Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time (i) prior to the date of the 2027 annual meeting of stockholders, only for cause, and (ii) following the date of the 2027 annual meeting of stockholders, either with or without cause, in each case, by the affirmative vote of a majority in voting power of all outstanding shares of Common Stock
B-1

entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class ~~; provided, however, that from and after the Trigger Event, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 662/3% in voting power of all the then-outstanding shares of Common Stock of the Company entitled to vote thereon, with both Class A and Class B Common Stock holders voting together as a single class~~  .
(d) Elections of directors need not be by written ballot unless the Bylaws shall so provide.
(e) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.
B-2

APPENDIX C –
Proposed Amendment to the Company’s
Amended and Restated Certificate of Incorporation (Exculpation Amendment)
Text of the proposed amendment (deletions are indicated by  ~~strikeouts~~   and additions are indicated by underlining):
ARTICLE VII
LIMITATIONS OF DIRECTOR AND OFFICER LIABILITY
(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.
(b) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Company existing at the time of such amendment, repeal, adoption or modification.
C-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 1, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SHLS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 1, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V29075-P04601 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHOALS TECHNOLOGIES GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Director Nominees.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brad Forth
02) Robert Julian
03) Brandon Moss

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K wrap are available at www.proxyvote.com.

V29076-P04601

SHOALS TECHNOLOGIES GROUP, INC.
Annual Meeting of Shareholders
May 2, 2024 10:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dominic Bardos, Jeffery Tolnar, and Mehgan Peetz, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Shoals Technologies Group, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Shoals Technologies Group, Inc. to be held on May 2, 2024 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders, or any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side